Exhhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO PASSAGE BIO, INC. IF PUBLICLY DISCLOSED.

PASSAGE BIO PRODUCTS

DEVELOPMENT SERVICES AND CLINICAL SUPPLY AGREEMENT

by and between

PASSAGE BIO, INC.

and

CATALENT MARYLAND, INC.

Dated as of April 13, 2020

i

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ARTICLE VII BATCH PROCESSING; SUPPLY INTERRUPTION AND DELAYED DELIVERY		13
7.1.	Batch Processing.	13
7.2.	Termination of a Batch	14
7.3.	Remedies for Failed Batches and Defective Batches	14

ARTICLE VIII BATCH TESTING AND PASSAGE BIO REVIEW; DEFECTIVE BATCHES		15
8.1.	Testing	15
8.2.	Passage Bio Review	15
8.3.	Latent Defects	15
8.4.	Batch Release; Defects; Quarantine	15
8.5.	Resolution of Disputes Regarding Nonconformity or Defects	16
8.6.	Remedies for Failed Batches and Defective Batches	17
8.7.	No Other Representations and Warranties	17
8.8.	Survival	17
8.9.	Financial Remedies.	17

ARTICLE IX DESIGNATED PERSON; BATCH RECORDS		17
9.1.	Designated Person	17
9.2.	Certificates and Documentation	18
9.3.	Release	18

ARTICLE X CONTINUOUS IMPROVEMENT PROGRAM		18
10.1.	Program	18
10.2.	Meetings	19
10.3.	Progress	19
10.4.	Review	20
10.5.	Implementation; Costs	20

ARTICLE XI REGULATORY MATTERS		20
11.1.	Ownership of Regulatory Materials	20
11.2.	Drug Product Regulatory Filings and Regulatory Approvals	20
11.3.	Regulatory Authority Communications	21
11.4.	Regulatory Compliance	21
11.5.	Adverse Event Reporting; Safety Data Exchange and Medical Inquiries	22
11.6.	Regulatory Authority Communications Received	22
11.7.	Reserved	23
11.8.	Passage Bio Inspections & Audits	23
11.9.	Environmental Audit of Catalent	24

ARTICLE XII LIMITATIONS AND USE		25
12.1.	Limitations	25

ARTICLE XIII FORCE MAJEURE		25
13.1.	Force Majeure Events	25

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13.2.	Examples	25
13.3.	Process	25

ARTICLE XIV CONFIDENTIALITY; MATERIAL TRANSFER		26
14.1.	Confidential Disclosure Agreement	26
14.2.	Confidential Information from the Trustees of the University of Pennsylvania	26
14.3.	Confidential Information	26
14.4.	Exceptions to Confidential Information	27
14.5.	Confidentiality Obligations	28
14.6.	Permitted Disclosure and Use	28
14.7.	Notification	29
14.8.	Publicity	29
14.9.	Use of Names	29
14.10.	Defend Trade Secrets Act Notice	30
14.11.	Survival	30

ARTICLE XV INTELLECTUAL PROPERTY		30
15.1.	General	30
15.2.	Passage Bio Materials	30
15.3.	License to Catalent	30
15.4.	License to Passage Bio	31
15.5.	Project Intellectual Property	31
15.6.	Existing Intellectual Property	31
15.7.	Patent Filings; Cooperation	32
15.8.	Notice and Defense of Third-Party Infringement Claims	32
15.9.	Patent Term Extensions	33
15.10.	Product Trademarks	33

ARTICLE XVI AFFILIATES AND SUBCONTRACTORS		33
16.1.	Performance by Affiliates	33
16.2.	Performance by Subcontractors	33

ARTICLE XVII RECORDS AND AUDITS		34
17.1.	Records and Information	34
17.2.	Financial Records; Audits	34

ARTICLE XVIII REPRESENTATIONS AND WARRANTIES		35
18.1.	Passage Bio and Catalent Mutual Representations and Warranties	35
18.2.	Mutual Covenants; No Debarment	36
18.3.	Additional Representations, Warranties and Covenants by Catalent	36
18.4.	Additional Representations, Warranties and Covenants of Passage Bio	37
18.5.	No Other Representations or Warranties	37
18.6.	Catalent Indemnity	38
18.7.	Passage Bio Indemnity	38
18.8.	Indemnification Procedures	39
18.9.	Insurance.	39

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ARTICLE XIX TERMINATION AND SURVIVAL		40
19.1.	Term and Termination	40
19.2.	Effect of Termination	41

ARTICLE XX DISPUTE RESOLUTION		44
20.1.	Disputes	44
20.2.	Dispute Resolution	44
20.3.	Patent and Trademark Dispute Resolution	45
20.4.	Injunctive Relief	45
20.5.	Continued Performance	45

ARTICLE XXI MISCELLANEOUS		45
21.1.	Assignment; Binding Effect	45
21.2.	Expenses	45
21.3.	Notices	45
21.4.	Severability	46
21.5.	Entire Agreement	47
21.6.	Waiver	47
21.7.	Governing Law; Jurisdiction; Venue	47
21.8.	Further Assurances	47
21.9.	Headings	47
21.10.	Counterparts	47
21.11.	Construction	48
21.12.	Interpretation	48
21.13.	Relationship of the Parties	48

Exhibits

A	Definitions
B	Scope of Work
C	Batch Ordering and Forecasting Requirements
D	Approved Subcontractors

PASSAGE BIO PRODUCTS

DEVELOPMENT SERVICES AND CLINICAL SUPPLY AGREEMENT

THIS DEVELOPMENT SERVICES AND CLINICAL SUPPLY AGREEMENT (this “Agreement”), dated as of the 13th day of April, 2020 (the “Effective Date”), is entered into by and between PASSAGE BIO, INC., a corporation organized and existing under the Laws of Delaware and having a place of business at 2001 Market Street, Suite 2815, Philadelphia, Pennsylvania 19103 (“Passage Bio”), and CATALENT MARYLAND, INC. (formerly PARAGON BIOSERVICES, INC.), a corporation organized and existing under the Laws of Delaware and having a place of business at 801 West Baltimore Street, Suite 302, Baltimore, Maryland 21201 (“Catalent”).  Passage Bio and Catalent are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Passage Bio is an integrated genetic medicines company that is currently developing a portfolio of live transforming Adeno-associated virus (“AAV”)-delivered therapeutics for the treatment of rare monogenic central nervous system diseases, and Passage Bio is interested in securing process development services and clinical scale manufacturing capacity for such products and other drugs of which Passage Bio or its designated Affiliates or Strategic Partners may later contract with Catalent for clinical supply;

WHEREAS, Catalent has process development, manufacturing, and related services experience and expertise, and operates facilities for the development and manufacturing of biopharmaceuticals, including a commercial scale biomanufacturing facility located at 7555 Harmans Road, Baltimore, Maryland (the “BWI Facility”);

WHEREAS, on June 28, 2019, the Parties executed a Collaboration Agreement (the “Collaboration Agreement”) under which Catalent committed to provide Passage Bio with dedicated biomanufacturing space at the BWI Facility (the “Dedicated Clean Room Suite”) and, subject to future agreements, to perform clinical and commercial supply of the Passage Bio Products;

WHEREAS, the Collaboration Agreement established, among other items, the terms and conditions regarding the governance of the Dedicated Clean Room Suite for the Manufacture of the Passage Bio Products (collectively, the “Dedicated Clean Room Collaboration”);

WHEREAS, the Parties have also executed that certain Letter of Intent (“LOI”) dated December 18, 2019, as amended, that reserves [*] ([*]) slots for the manufacture of Passage Bio Products prior to the Readiness Determination;

WHEREAS, Passage Bio may request Catalent to commence supplying Passage Bio Products to Passage Bio before the Readiness Determination, and Catalent wishes to manufacture and supply such Passage Bio Products to Passage Bio (using facilities owned and operated by

C-1

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Catalent other than the Dedicated Clean Room) as requested by Passage Bio, on the terms set forth below;

WHEREAS, on May 20, 2019, Catalent Pharma Solutions, Inc. (“CPS”), a leading global provider of advanced delivery technologies and development solutions for drugs, biologics, and consumer health products, acquired Paragon Bioservices, Inc. (“Paragon”);

WHEREAS, the Collaboration Agreement contemplates clinical and commercial supply agreements for Passage Bio Products that will be negotiated and executed by the Parties, subject to the capacity of the Dedicated Clean Room Suite (this Agreement and such additional commercial supply agreements are collectively referred to herein as the “Passage Bio Supply Agreements”);

WHEREAS, it is the intent of the Parties to execute this Agreement to consummate the Parties understanding as to the development services and clinical supply manufacturing of Batches of Bulk Drug Substance and Drug Product of Passage Bio Products; and

WHEREAS, the Parties further agree and acknowledge that this Agreement satisfies the requirement set forth in Section 1.2 of the Collaboration Agreement, as amended by that certain LOI dated December 18, 2019 (as amended), for the Parties to execute a Passage Bio Supply Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

OVERVIEW

1.1.      Definitions.  All capitalized terms used herein, including in the Exhibits and Schedules hereto, shall have the meanings specified in Exhibit A attached hereto or elsewhere in this Agreement and the Collaboration Agreement, as applicable, unless otherwise specified.

1.2.      Collaboration Agreement and Exhibit C.  The Parties agree and acknowledge that the Collaboration Agreement shall continue in accordance with its terms.  In addition, the Parties agree that, in the event of conflict between the terms of this Agreement and the Collaboration Agreement with respect to the activities to be undertaken under this Agreement, the terms of this Agreement shall control with respect to matters specifically covered by this Agreement whereas the Collaboration Agreement shall control with respect to matters not covered by this Agreement.  It is also the Parties intent that the provisions of Exhibit C shall govern any future agreements between Passage Bio, its Affiliates or Strategic Partners and Catalent with respect to Manufacturing in the Dedicated Clean Room Suite.

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1.3.      Joint Steering Committee.

(a)      For the purposes of this Agreement, the JSC shall have decision making authority as to the matters expressly stated herein including, but not limited to, Continuous Improvement Program (as defined below), procurement of Raw Materials and matters set forth in Exhibit C to this Agreement

(b)      The decisions of the JSC with respect to matters subject to its decision-making authority shall be made as set forth in this Section 1.3(b) and shall be final.  Subject to and after giving effect to the provisions of Section 1.3(c), all decisions of the JSC will be made by [*], such decision to be documented in the meeting minutes.  The JSC shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it with due regard to this Agreement.  If the JSC cannot [*] on a matter within [*] ([*]) Business Days (or such longer period of time as mutually agreed by the Parties) after such matter has been presented to the JSC, then such matter shall be handled in the following manner.  Any disputed matter that cannot be resolved by the JSC shall be first referred to the executive officers designated by each Party.  Such executive officers shall use commercially reasonable efforts to reach mutually acceptable resolutions on all such disputed matters.  If such executive officers are unable to resolve any disputed matter within [*] ([*]) Business Days (or such longer period of time as mutually agreed by the Parties) after the dispute is first referred to them, the matter shall be resolved as provided in Section 1.3(c).

(c)      If any matter within the decision-making authority of the JSC remains unresolved following attempted resolution under Section 1.3(b), the following shall apply:

(i)         Subject to and after giving effect to the provisions of Section 1.3(c)(iv), if the dispute relates to clinical development and regulatory matters regarding any Passage Bio Product (but not to construction, commissioning, qualification, validation, operation, logistics and maintenance of equipment, instruments, systems and facilities  at the BWI Facility and in the Dedicated Clean Room Suite), Passage Bio shall have final decision-making authority with respect to such matters.  In the event any such matter requires an immediate or prompt decision and the JSC is not able to reach agreement, Passage Bio, by written notice to Catalent, may inform it of the need to accelerate a decision on that matter and that it is electing to exercise its decision-making authority on a shortened time frame than that set forth in Section 1.3(b).

(ii)        Subject to and after giving effect to the provisions of Section 1.3(c)(iv), if the dispute relates to construction, commissioning, qualification, validation, operation, logistics and maintenance of equipment, instruments, systems and facilities at the BWI Facility and in the Dedicated Clean Room Suite (but not to clinical development and regulatory matters regarding any Passage Bio Product), Catalent shall have final decision-making authority with respect to such matters, provided that Catalent’s final decision-making authority does not include the Readiness Determination.  In the event any such matter requires an immediate or prompt decision and the JSC is not able to reach agreement, Catalent, by written notice to Passage Bio, may inform it of the need to

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accelerate a decision on that matter and that it is electing to exercise its decision-making authority on a shortened time frame than that set forth in Section 1.3(b).

(iii)       Subject to and after giving effect to the provisions of Section 1.3(c)(i), (ii) and (iv), any remaining unresolved dispute regarding a matter within the decision-making authority of the JSC (including any dispute that relates to both (A) clinical development and regulatory matters regarding any Passage Bio Product and (B) construction, commissioning, qualification, validation, operation, logistics and maintenance of equipment, instruments, systems and facilities at the BWI Facility and in the Dedicated Clean Room Suite) shall be referred to the Parties’ respective designated executive officers for discussion and resolution, who shall attempt in good faith to resolve such dispute, and neither Party shall, by itself, have any final decision-making authority with respect to such dispute. Notwithstanding the foregoing, except by mutual agreement of the Parties which shall not be unreasonably withheld, delayed or denied, Catalent shall not be obligated to [*].

(iv)       Notwithstanding the foregoing provisions of this Section 1.3(c): (A) either Party’s exercise of a right to finally resolve a dispute hereunder shall not excuse the other Party from any of its obligations specifically enumerated under this Agreements; and (B) neither Party shall exercise such a right in a manner that violates any rights or obligations specifically addressed in this Agreement.  In addition, in resolving a dispute hereunder each Party shall act in good faith.

ARTICLE II

FACILITY LICENSURE AND OPERATION

2.1.      Facility Licensure and Maintenance.  Catalent will take all necessary actions to maintain in full force and effect at all times during the Term of this Agreement all permits, licenses, approvals and authorizations that allow Catalent to carry out its obligations under this Agreement, including any licenses in connection with Development Services and Manufacturing in the Bi-Park Facility, BWI Facility, or other Catalent facilities and including, after approval of the Passage Bio Products, permits, licenses, approvals and authorizations in connection with licensed Manufacture in the BWI Facility relating to the Bulk Drug Substance and Drug Product.  Catalent shall operate and maintain its facilities and all equipment used in the Manufacture of Passage Bio Products in compliance with cGMPs, applicable Laws and Regulatory Acts, and the then current Quality Agreement between Passage Bio and Catalent, shall maintain a quality management system acceptable to Passage Bio, and shall assure the capacity of the BWI Facility is sufficient to meet the Manufacturing requirements of this Agreement.

2.2.      Inconsistent Activities.  Catalent agrees that Catalent will not permit any activities within the Dedicated Clean Room Suite that are incompatible with and/or could adversely affect the Bulk Drug Substance being Manufactured by Catalent or Catalent’s ability to provide Development Services or Manufacture Batches of Bulk Drug Substance of Passage Bio Products pursuant to this Agreement.  Catalent shall be responsible, at its expense, to ensure the absence of live viruses, infectious agents, adventitious agents or antibiotics in the Dedicated Clean Room

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Suite (or other areas where the Manufacture of Passage Bio Products may occur), or of any cross-contamination in the foregoing areas, including by performing appropriate testing, cleaning, validation of cleaning procedures.

2.3.      Employees. Catalent also shall be responsible for providing and/or hiring appropriately qualified personnel (including operators, supervisors and area managers) with expertise in technical development, Manufacturing, operations, quality assurance, quality control and regulatory affairs, in accordance with a staffing plan agreed upon by Passage Bio, such staff to be capable of operating the BWI Facility in accordance with cGMPs and the Quality Agreement.  Catalent shall use commercially reasonable efforts to provide personnel who have prior experience working on the Passage Bio Products.  Catalent shall assure that such staff receive appropriate training to carry out the responsibilities assigned to them.  Catalent shall ensure that its employees involved in the Manufacture of Batches of Bulk Drug Substance and Drug Product of Passage Bio Products receive appropriate training specific to the Manufacture of Passage Bio Products.

2.4.      No Obligation to Perform.  Neither Catalent nor its Affiliates shall be obliged to Manufacture any Passage Bio Product for sale in any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restriction (such as an embargo) imposed on it by any Governmental Authority, including those imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

ARTICLE III

PASSAGE BIO MATERIALS

3.1.      Passage Bio Materials.  Passage Bio will provide to Catalent the Passage Bio Materials for use in the Development or Manufacture of Passage Bio Products in accordance with this Agreement.  Catalent shall maintain a written record setting forth the type and name of all Passage Bio Materials, the amount and date received and such other information as is appropriate to adequately record, track and account for all Passage Bio Materials.  With respect to Materials ordered by or procured on behalf of Strategic Partners, the JSC will meet to discuss and approve the transfer of those Materials, to the extent practicable, for the Development or Manufacture of Passage Bio Products.

3.2.      Ownership and Return of Passage Bio Materials.  All Passage Bio Materials shall remain the sole and exclusive property of Passage Bio, shall be used by Catalent only in carrying out its obligations under this Agreement and for no other purpose, shall not be transferred to any Third Party that is not specifically authorized in advance and in writing by Passage Bio, and shall be returned to Passage Bio upon request by Passage Bio and at Passage Bio’s expense at the termination of this Agreement or when no longer being used, upon request by Passage Bio and at Passage Bio’s expense.

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3.3.      Due Care.  Catalent will handle, use and store the Passage Bio Materials with due care and in compliance with the applicable Storage Guidelines.  Title and risk of loss or damage to such Passage Bio Materials will at all times remain with Passage Bio.

ARTICLE IV

DEVELOPMENTAL SERVICES AND CLINICAL SUPPLY MANUFACTURING

4.1.      Scope of Services and Obligations of the Parties.

(a)        Scope of Work.  Upon the Effective Date of this Agreement, Catalent and Passage Bio shall commence with implementation of the Scope of Work attached hereto as Exhibit B (as the same may be amended or modified pursuant hereto, the “Scope of Work”).  The Scope of Work is intended to cover the Development Services (defined below) for and clinical supply Manufacturing of the Passage Bio Products requested by Passage Bio.  Catalent shall use commercially reasonable efforts to perform all of its obligations under this Agreement (including the Scope of Work).  The Scope of Work may be amended or modified through one or more mutually agreeable exhibits executed by both Parties, it being understood that each such exhibit shall (1) be sequentially numbered (e.g., B-1, B-2, etc.), (2) specifically make reference to this Agreement and the specific Passage Bio Product to which the services apply, (3) incorporate the terms and conditions hereof by reference, and (4) include a detailed description of the services to be performed, the pricing, any equipment to be procured by Catalent at Passage Bio’s expense, if any, including procurement and other related costs, and a signature block for both Parties.  Once executed by the Parties, each additional exhibit shall be deemed part of the Scope of Work and subject to and governed by this Agreement.  The Scope of Work will address the following activities (or other activities as mutually agreed upon by the Parties): (a) [*] to (i) [*] and (ii) [*] (both (i) and (ii) being the “Development Services”), (b) [*] (the “cGMP Manufacturing Runs”), and (c) [*] (“Process Performance Qualification” or “PPQ”).  In the event of any conflict between the Scope of Work and this Agreement, the terms of this Agreement shall prevail, except to the extent the Scope of Work expressly deviates from one or more terms of this Agreement and the Parties agree in writing to such deviation.

(b)        Batch Ordering and Forecasting Requirements.  As provided for in Exhibit C attached hereto and incorporated by reference for all purposes, the Parties have agreed upon (i) the minimum annual ordering obligations of Passage Bio for Catalent’s Manufacture of Batches of Passage Bio Products, (ii) the fees that Passage Bio will pay to Catalent during the Term following the Readiness Determination for the Dedicated Clean Room Suite, and (iii) the establishment of procedures for the initial forecasting and rolling forecasts of Passage Bio’s ordering of Batches of the Passage Bio Products in the Dedicated Clean Room Suite.  Exhibit C shall also apply to future agreements between Passage Bio, its Affiliates and Strategic Partners for the clinical supply Manufacturing in the Dedicated Clean Room Suite.

4.2.      Development Services. Catalent shall diligently perform the Development Services in a professional and workman-like manner and in accordance with the activities, timeline and budget set forth in the Scope of Work.  Catalent shall commit to the Development Services appropriately qualified personnel, including, as appropriate, personnel with expertise in technical

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development, Manufacturing, operations, quality assurance, quality control, and regulatory affairs.  Passage Bio shall provide reasonable assistance in connection with the Development Services and shall have a reasonable ability to oversee the Development Services, including being permitted to contact the personnel of Catalent and/or visit the Catalent facility at which the activities are being conducted in order to facilitate the timely completion of the Development Services.  Each Party shall comply with applicable regulatory requirements applicable to it in connection with the performance of the Development Services.

4.3.      cGMP Manufacturing Runs.  As may be agreed by the Parties and set forth in the Scope of Work, Catalent will commence with the performance of the tasks associated with the cGMP Manufacturing Runs and pursuant to the schedule set forth in the Scope of Work.  These tasks include [*].  All Manufacturing of Bulk Drug Substance and Drug Product of the Passage Bio Products for the Passage Bio’s clinical trials will be performed at the BWI Facility in accordance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws and otherwise in accordance with this Agreement.  Catalent shall also perform the following relating to the Manufacture of the Passage Bio Products, Bulk Drug Substance and Drug Product, as may be more fully set forth in the Scope of Work, the Specifications and the Quality Agreement:

(a)        Testing, Characterization and Release.  Catalent shall perform testing, characterization and release of the Bulk Drug Substances and/or Drug Products.  The responsibility for the testing of certain Raw Materials will be set forth in the Scope of Work and/or Quality Agreement.

(b)        Stability Testing.  Catalent shall perform stability testing and issue results in accordance with the Scope of Work and Quality Agreement.

(c)        Storage.  Catalent shall perform all storage of Bulk Drug Substance and Drug Product in accordance with the Storage Guidelines.

4.4.      Process Performance Qualification.  If made part of the Scope of Work as part of Passage Bio’s pre-Commercialization activities of a Passage Bio Product, Catalent shall perform Process Performance Qualification in support of Passage Bio’s BLA submission to the FDA for such Passage Bio Product in accordance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws, and otherwise in accordance with this Agreement.  Such Process Performance Qualification may include, but is not limited to, the following tasks which are more fully described in the Scope of Work: [*]. Catalent agrees to use commercially reasonable efforts to meet the timelines set forth in the Scope of Work.  Unless otherwise agreed by the Parties in the Scope of Work, the Process Performance Qualification will be completed upon Catalent’s completion of [*].  The date upon which a final report confirming the completion of these PPQ activities has been submitted by Catalent and approved by Passage Bio shall be referred to herein as the “PPQ Completion Date.”  Passage Bio’s approval of the completion of the PPQ activities shall not be unreasonably withheld or delayed.

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4.5.      Validation and Stability Studies.

(a)       General.  Catalent shall perform on an on-going basis all validation and stability studies required by, and in accordance with, the Specifications, cGMPs, applicable Laws and Regulatory Acts, the Scope of Work, and the Quality Agreement in connection with the Manufacturing of Bulk Drug Substance and Drug Product for the Passage Bio Products.

(b)        Duties.  In performing its duties under this Section 4.5 and as specified in a Scope of Work or Purchase Order, Catalent shall perform the following tasks:

(i)         prepare and provide to Passage Bio, in the format designated in the Quality Agreement, applicable Regulatory Materials as may be required for submission to the Regulatory Authorities;

(ii)        pull, store and analyze data and maintain, for periods of time set forth in the Quality Agreement, database containing applicable Regulatory Materials, and provide Passage Bio and any applicable Regulatory Authorities with such cooperation as is requested to respond to regulatory inquiries or investigations;

(iii)       notify Passage Bio promptly and in accordance with the timing set forth in the Quality Agreement if any Batch of Bulk Drug Substance or Drug Product fails any stability test(s), and initiate an investigation of such failure, promptly provide to Passage Bio all test results from the investigation and consult with and reach agreement with Passage Bio on corrective actions to be taken; and

(iv)       report to Passage Bio promptly and in accordance with the timing set forth in the Quality Agreement any atypical results, deviations or  adverse trends exhibited during testing, or process deviations, including, by way of example only, those which might reasonably be expected to impact quality or physical characteristics of the Bulk Drug Substance and/or Drug Product, and initiate an investigation thereof, promptly providing to Passage Bio all test results from the investigation, and consulting with and reach agreement with Passage Bio on corrective actions to be taken in accordance with the Quality Agreement.

4.6.      Shipment; Title/Risk of Loss.

(a)        Acceptance of Batch Documentation.  Catalent will Manufacture all Batches of Passage Bio Products in accordance with the Product Requirements and Catalent will store and ship them in accordance with the applicable provisions of this Agreement, the Quality Agreement and the Storage Guidelines.  As soon as Catalent has determined that a Batch complies with the Product Requirements, Catalent will send the Batch Documentation to Passage Bio by a mutually agreed upon method.  For each Batch, Passage Bio will review the Batch Documentation to confirm that it meets the Product Requirements and to determine the appropriate use of that Batch.  Within [*] Business Days of receipt of Batch Documentation, unless otherwise agreed to by the Parties, Passage Bio shall either provide its acceptance of the Batch Documentation in accordance with the procedures set forth in the Quality Agreement (“Passage Bio Approval”) or,

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in the event Passage Bio has identified specific issues or deviations with the Batch Documentation, give written notice thereof to Catalent, and such specific issues or deviations shall be resolved by the Parties in accordance with the Quality Agreement.  If Passage Bio fails to respond within [*] Business Days with its acceptance of the Batch or provide written notice of issues or deviations with the Batch Documentation, Passage Bio Approval of the Batch will be deemed to have occurred.  Upon Passage Bio Approval, the Batch Documentation will be deemed approved and the relevant Batch of Passage Bio Product will be made available for shipment as provided in Section 4.6(b), provided that the granting of Passage Bio Approval with respect to a Batch shall not preclude a subsequent claim with respect to any Latent Defect in such Batch in accordance with Section 8.3.

(b)        Delivery. The Delivery of a Batch of Passage Bio Product shall be deemed to have occurred upon Passage Bio Approval.  Following the date upon when such Passage Bio Approval occurs, Catalent shall either (i) move the Batch, packed and packaged in appropriate containers in accordance with the Quality Agreement, for storage at the BWI Facility or (ii) tender the Batch for shipment, packed and packaged in appropriate containers in accordance with the Quality Agreement, to the Passage Bio carrier at the BWI Facility.  Catalent will store Bulk Drug Substance, [*], until the earlier of (a) [*], and (b) [*].  Any requests by Passage Bio for storage beyond the foregoing time periods shall be rendered at a cost to be mutually agreed upon by the Parties and updated on an annual basis.  All storage of Bulk Drug Substance and Drug Product shall be performed in accordance with the Storage Guidelines and the Quality Agreement.  Passage Bio shall be responsible for Product in transit, including, but not limited to, any cost of insurance, transport fee, and any risk associated with transit or customs delays, storage and handling, if applicable.

(c)        Shipment.  Following Passage Bio Approval, and when Passage Bio requests shipment of Batches of Bulk Drug Substance or Drug Product, Catalent shall ship such Batches, as requested, Ex Works (as defined in INCOTERMS 2010) – BWI Facility.

(d)        Title/Risk of Loss.  Title to and risk of loss with respect to any Batch of Bulk Drug Substance and any Batch of Drug Product resulting therefrom shall pass from Catalent to Passage Bio upon the date of Delivery of such Batch of Bulk Drug Substance and/or Drug Product to Passage Bio.

(e)        Delivery Timing.  The timing of Delivery of clinical supply of Bulk Drug Substance and Drug Product Manufactured shall be pursuant to a Scope of Work, the applicable Purchase Order or otherwise agreed to by the Parties.

4.7.      Invoicing; Payments to Catalent.

(a)        Scope of Work.  The Scope of Work attached hereto under Exhibit B shall contain pricing for any applicable Development Services, cGMP Manufacturing Runs and Process Performance Qualification activities to be performed by Catalent under this Agreement. With respect to all services performed by Catalent, if not already set forth in the applicable Scope of Work, the Parties shall mutually agree upon a customized schedule for payments (each, a “Payment Schedule”).  Each such payment shall be due and payable within [*] ([*]) days

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following the receipt of the invoice.  If Catalent proposes to adjust the amounts set forth in the Scope of Work or the corresponding Payment Schedule, the Parties shall follow the procedures set forth in Section 4.8 with respect to a Change Order, and no such adjustment shall take effect absent a Change Order with respect thereto.

(b)        Purchase Orders.  Catalent will invoice Passage Bio for Development Services and Manufacturing pursuant to a Purchase Orders or as otherwise agreed to by the Parties in the Scope of Work.  Each such undisputed payment shall be due and payable within [*] ([*]) days following the receipt of the invoice.  For administrative convenience, the Parties may agree on a process to group invoicing of multiple billing into a single invoice. Any such process which deviates from the payment process described above must be mutually agreed and in writing by the Parties.

(c)        Pass-Through Costs.   Catalent shall provide monthly invoices to Passage Bio for all Raw Materials (other than Passage Bio Materials) and outsourced services (considered to be pass-through expenses) for the Development Services or Manufacturing at the actual procurement cost (the “Procurement Cost”) plus the Procurement Fee, provided that, (i) in the event that purchases are projected to exceed $[*] in a given month, Catalent may, at its option, bill semi-monthly, and (ii) in the event that purchases are projected to exceed $[*] in a given month, Catalent may, at its option, require that the purchases be paid in advance with an accounting and payment true-up due within [*] ([*]) days of receipt of vendor invoice.  Payment for amounts invoiced by Catalent which are undisputed amounts by Passage Bio shall be due and payable within [*] ([*]) days following the date of the invoice. If the monthly invoices include Raw Materials and/or outsourced services that are not listed in the Scope of Work, Catalent shall provide reasonably detailed information for such materials and/or services with the monthly invoice(s) containing the charges for such use such materials or services.

(d)        All payments to Catalent by Passage Bio shall be in United States currency and shall be by wire transfer to:

Wire transfer:

Account Name            [*]

ABA#:                         [*]

Account#:                    [*]

(e)      Notwithstanding anything to the contrary herein, all invoices issued pursuant to this Agreement shall be payable within the time periods expressly set forth herein unless Passage Bio notifies Catalent of a disputed invoice amount.  In the case of a disputed amount, the Parties will in good faith discuss the item and seek resolution.  Any continuing dispute of the invoice amount or the payment obligation with respect thereto shall be resolved in accordance with dispute resolution provisions set forth in Section 20.2 of this Agreement.  Passage Bio will pay all undisputed amounts of such invoice, if any, within the applicable payment term period.  In the event that Passage Bio has not paid any undisputed invoice amounts on or before the applicable due date, such failure shall be considered a material breach under this Agreement, subject to applicable cure provisions.  Such past due amounts shall bear interest from

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the date due until paid at the rate of [*] ([*]%) per annum (or if less, the highest rate legally permitted), payable on demand.

4.8.      Change Orders

(a)        Catalent Requested Changes.  Before Catalent may amend or change an agreed upon Scope of Work, Catalent shall prepare a Change Order describing in reasonable detail the nature of such change(s) and propose such Change Order to Passage Bio for Passage Bio’s review and written approval.  If any changes contemplated by a Change Order will have a financial or other impact on the Scope of Work, Catalent shall include in the Change Order a written description of such impacts.  If Passage Bio approves the Change Order notwithstanding Catalent’s notice of any resulting cost increase, Passage Bio shall reimburse Catalent for the cost of such changes as detailed in the Change Order.  Upon approval of the Change Order by Passage Bio, the Change Order will be implemented as soon as it is commercially practical to do so in a good faith effort to meet the development and manufacturing timelines as set forth in the Scope of Work.  In the event a proposed Change Order is not approved by Passage Bio, then work shall continue under the original Scope of Work.

(b)        Passage Bio Requested Changes.  Passage Bio shall have the right to request reasonable modifications to the Scope of Work by providing notice thereof to Catalent.  Upon receipt of such notice, Catalent shall generate a Change Order to reasonably reflect such requested modifications in accordance with the process described in Section 4.8(a).  If Passage Bio approves the Change Order notwithstanding Catalent’s notice of any resulting cost increase, Passage Bio shall reimburse Catalent for the cost of such changes as detailed in the Change Order.  Upon approval of such Change Order by Passage Bio, the Change Order will be implemented as soon as it is commercially practical to do so in a good faith effort to meet the development and manufacturing timelines as set forth in the Scope of Work or as described in the Change Order.

(c)        The procedures of Sections 4.8(a) or (b) shall be employed for any changes requested to document(s) which are part of Catalent’s cGMP document system provided that the approval of the appropriate Catalent department heads (including the Quality Assurance department) shall be required prior to any such change and any such changes are in compliance with cGMPs, the Specifications, the Quality Agreement, any applicable Laws and otherwise in accordance with this Agreement.  In the event of any requested change to a Passage Bio-specific document, Passage Bio approval shall also be required.

4.9.      Other Related Services.  Catalent shall provide such other services relating to the Passage Bio Products as agreed to between the Parties in a Scope of Work, which shall include the scope and fees for any such services and the terms and conditions of this Agreement shall govern and apply to such services.

4.10.    Slot Reservation.  Pursuant to the terms of the LOI, Catalent currently reserves [*] ([*]) slots for the Manufacture of Passage Bio Products at the BWI Facility in 2020.  At Passage Bio’s election, these [*] ([*]) slots shall be made available to Passage Bio pursuant to an agreed upon Manufacturing schedule.  In addition, to the extent a Scope of Work for Manufacturing of Batches includes the identification of a particular slot, Catalent shall reserve such slot for Passage

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Bio.  All Development Services and Manufacturing ordered pursuant to the LOI shall be completed in accordance with the terms of this Agreement, and a Scope of Work shall be attached hereto for such work.

ARTICLE V

COMMERCIAL SUPPLY OF PASSAGE BIO PRODUCTS

5.1.      General Requirements. Passage Bio is Developing the Passage Bio Products pursuant to a clinical development plan that currently projects a potential Marketing Authorization during the term of the Dedicated Clean Room Collaboration.  Should Passage Bio elect to file a BLA and Commercialize a Passage Bio Product that has been the subject of clinical supply Manufacturing by Catalent under this Agreement, the Parties agree to [*].

ARTICLE VI

QUALITY ASSURANCE; QUALITY CONTROL

6.1.      Quality Agreement.  Promptly following the execution of this Agreement, and in any event no later than [*] ([*]) days following the Effective Date, the Parties will negotiate and enter into a Quality Agreement with respect to the Manufacture of the Passage Bio Products for use in phase-appropriate clinical trials, the provisions of which will be incorporated herein by reference thereto and deemed a material part of this Agreement.  Further, upon the Readiness Determination with respect to the BWI Facility, the Parties agree to negotiate in good faith a new Quality Agreement, which will amend and supersede the initial Quality Agreement, and which will specifically address and govern the Manufacture of Passage Bio Products for registrational clinical trials and commercial use.  In the event of a conflict between the terms of the Quality Agreement and the terms of this Agreement as pertaining to any quality matters, the terms of the Quality Agreement shall control.

6.2.      Quality Assurance; Quality Control.  Catalent shall implement and perform operating procedures and controls for: (a) sampling, stability and other testing of Passage Bio Materials, Bulk Drug Substance and, if applicable, Drug Product, (b) for validation, documentation and release of Bulk Drug Substance and, if applicable, Drug Product, and (c) such other quality assurance and quality control procedures as required by Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement. Only Bulk Drug Substance and, if applicable, Drug Product complying with the Product Requirements may be released by Catalent.

6.3.      Certificates of Analysis and Certificate of Compliance.  Catalent shall supply to Passage Bio upon reasonable request copies of its analysis and data supporting the Certificate of Analysis and/or Certificate of Compliance of each Batch of Bulk Drug Substance and Drug Product provided under this Agreement.

6.4.      Quality Control Tests.  As may be provided for in the Scope of Work, Catalent shall ensure that representative samples of Bulk Drug Substance and Drug Product are taken, analyzed and retained in accordance with the Specifications, cGMPs and the Quality Agreement,

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using quality control methods provided by or agreed with Passage Bio and validated by Catalent prior to the release of the Batches.

6.5.      Testing and Reference Standards.  As may be provided for in the Scope of Work, Catalent shall ensure that testing methodology and testing reference standards comply with Specifications, cGMPs and the Quality Agreement.  Catalent shall provide to Passage Bio as reasonably requested in a timely manner and at no additional cost sufficient quantities of reference standards for Bulk Drug Substance and Drug Product so as to enable Passage Bio to carry out and/or maintain the necessary testing capability to comply with its regulatory obligations and the obligations set out in cGMPs and the Quality Agreement throughout the Term of this Agreement.

6.6.      Process Controls and Tests.  As may be provided for in the Scope of Work, Catalent shall institute and maintain process controls during the Manufacture of Bulk Drug Substance and Drug Product in accordance with the Specifications, cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement.  Further, Catalent shall maintain full records of such tests which shall upon request be made available to Passage Bio together with retained in-process samples, in the event of a complaint or query arising in respect of Bulk Drug Substance and Drug Product.  Such records and samples shall be retained by Catalent for a period of [*] ([*]) years from the time they were made or taken or, alternatively, delivered to Passage Bio, or such longer period as required by applicable Laws.

6.7.      Adverse Trends.  As may be provided for in the Scope of Work, Catalent must report any adverse trends to Passage Bio that arise during normal or stability testing of Bulk Drug Substance and Drug Product, or in connection with trending for process, which might reasonably be expected to impact the quality or physical characteristics of Bulk Drug Substance or Drug Product.

ARTICLE VII

BATCH PROCESSING; SUPPLY INTERRUPTION AND DELAYED DELIVERY

7.1.      Batch Processing.

(a)        The Parties acknowledge that as part of the Product Requirements, the Parties will mutually define Specifications (with respect to the Manufacturing of Batches (the “Batch Processing”) for the purpose of determining, among other things, whether a Batch may be released. For illustration purposes only, examples of reasons for terminating a Batch may include the following events (each, a “Terminating Event”):

(i)         The Batch fails to comply with the in-process or final Specifications;

(ii)        Equipment used to Manufacture the Batch malfunctions;

(iii)      The Raw Materials used during the Batch Processing fail or are defective (e.g. [*]);

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(iv)       The Raw Materials change or differ from previous lots of materials purchased from the same vendor (e.g., [*]);

(v)        The Batch becomes contaminated during the Batch Processing;

(vi)       A Catalent manufacturing associate or operator makes a mistake in processing the Batch (e.g. [*]); and

(vii)      A Catalent manufacturing associate or operator commits an act or omission resulting in the loss of the Batch.

(b)        For the purposes of this Agreement, a Terminating Event that leads to the termination or rejection of a Batch of Bulk Drug Substance or Drug Product, including an event or series of events that causes the Batch to fail one or more in-process and/or release testing specifications, shall be referred to as a “Failed Batch.”  A Failed Batch is always a Batch that is terminated by Catalent prior to the submission of Batch Documentation to Passage Bio due to a Terminating Event.  A “Defective Batch” (see Section 8.4 below) is a Batch that is rejected or otherwise determined to have a Defect after the Batch Documentation is provided to Passage Bio.

[*]        Each Failed Batch and Defective Batch will be the subject of an investigation to be performed in accordance with the Quality Agreement (each as “Batch Investigation”).  The responsibility for the costs associated with each Batch Investigation will be determined based on [*].  The Batch Investigation will endeavor to determine the root cause of or primary reason for the Batch termination or rejection (the “Primary Cause”) and the corrective measures to be taken in the Manufacture of future Batches of Bulk Drug Substance or Drug Product, as appropriate, to minimize of chances of or prevent the same type of root cause from happening again.  The JSC will be advised of the findings and outcome of the Batch Investigation.  In the event any dispute regarding a Failed Batch or Defective Batch (including the Primary Cause thereof) is not resolved under the procedures set forth in the Quality Agreement, the [*].

7.2.      Termination of a Batch.  Catalent shall have full authority, subject to compliance with the Quality Agreement, to make the decision to terminate a Batch before completion, provided that Catalent will promptly confer with Passage Bio during the Batch Processing to determine whether a Batch that is otherwise outside agreed upon process parameters (based upon in-process testing) may ultimately be accepted by Passage Bio.  For example, a Batch may be low yielding but otherwise meet all release specifications and deemed acceptable.  Prior to terminating a Batch, Catalent shall confer with Passage Bio regarding acceptance of the Batch despite the fact that it is out of trend (or, for example, out of the in-process acceptance range on yield).  If Passage Bio agrees in writing (e-mail is acceptable) to accept the Batch despite the low yield (or other related parameters) it may not later reject the Batch for that reason.  The Parties agree that with respect to meeting the quality and safety specifications of a Batch, a Batch that does not meet the Specifications will be deemed a Failed Batch.  As set forth in Section 8 below and following Passage Bio Approval of a Batch and Delivery by Catalent, Passage Bio may later reject the Batch and deem it a Defective Batch if it determines through its own release testing that the Batch does not meet the Product Requirements.

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7.3.      Remedies for Failed Batches and Defective Batches.  The remedies set forth in Section 8.6 shall apply to all Failed Batches and Defective Batches.

ARTICLE VIII

BATCH TESTING AND PASSAGE BIO REVIEW; DEFECTIVE BATCHES

8.1.      Testing.  As may be provided for in the Scope of Work or otherwise agreed to by the Parties, Catalent or its approved subcontractor will perform all testing of each Batch of Passage Bio Product to determine conformity with the Product Requirements and, as part of the Batch Documentation to be provided to Passage Bio, Catalent will issue a Certificate of Analysis and Certificate of Conformance based on the results thereof.  Passage Bio may elect to conduct additional release testing, in its sole discretion, in which case Passage Bio shall work with Catalent to promptly undertake such testing and shall report any adverse findings to Catalent.  If such additional testing is not deemed necessary, then Passage Bio shall inform Catalent. Any testing which Passage Bio elects to perform shall not relieve Catalent from its obligations to comply with the terms of this Agreement, including its obligations with respect to any Batch that is determined to be a Defective Batch.

8.2.      Passage Bio Review.

(a)        Pursuant to Section 4.6(a), Catalent will deliver the Batch Documentation to Passage Bio following its completion of all testing set forth in the Specifications or otherwise provided for in the Quality Agreement and Passage Bio shall review and advise Catalent as to its determination of whether the Batch meets the Product Requirements.  [*]

(b)        Upon actual physical receipt of each Batch by Passage Bio or its designee (“Actual Passage Bio Receipt”), Passage Bio (or its designee) will:

(i)         inspect the Batch and confirm that the quantity received by Passage Bio (or its designee) matches the quantity set forth in the Batch Documentation, and make all the necessary reserves on the delivery receipt related to any shortage in the quantity; and

(ii)        inform Catalent, by email of any shortage identified through the conduct of the inspection pursuant to Section 8.2(b)(i) within [*] ([*]) Business Days from the date of Actual Passage Bio Receipt of such Batch.

8.3.      Latent Defects.  Any Passage Bio Approval or other acceptance of any Batch of Bulk Drug Substance or Drug Project by Passage Bio shall not preclude a subsequent claim with respect to any Latent Defect, provided that: (i) Passage Bio notifies Catalent of such Latent Defect no later than [*] ([*]) days after the discovery of the Defect, and (ii) such Latent Defect is mutually agreed upon between the Parties or otherwise determined in accordance with [*]. In such event, Passage Bio shall have the rights set forth in Section 8.6 with respect to such Batch.

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8.4.      Batch Release; Defects; Quarantine.

(a)        Satisfaction of Product Requirements.  Catalent shall not release any Batch to Passage Bio that does not conform to the Product Requirements, without the prior written approval of Passage Bio, and Passage Bio shall have the right to reject any Batch that fails to satisfy the Product Requirements.

(b)        Catalent Notifications.  Without limiting any of the foregoing in this Article VIII, Catalent shall notify Passage Bio as promptly as practicable but in no event any longer than the timeframes agreed in the Quality Agreement upon becoming aware of any problem related to the Manufacture of Batches under this Agreement including:

(i)         where any Batch may be affected by bacteriological or other contamination, significant chemical, physical or other change or deterioration or stability failures; and

(ii)        where any Batch may not comply with the Product Requirements therefor.

(c)        Quarantine.  In the event of any actual or alleged Terminating Event or Defect in a Batch, Catalent shall quarantine and properly tag such Batch. Catalent shall promptly submit to Passage Bio a report detailing the nature of the Terminating Event or Defect, including the investigation and testing done and Catalent’s recommended disposition of the Batch.

(d)        Defects Discovered by Passage Bio.  In the event Passage Bio discovers any actual or alleged Defect in a Batch:

(i)         Passage Bio shall notify Catalent in writing;

(ii)        the payment obligation in relation to any such Delivery shall be suspended forthwith pending resolution of the dispute;

(iii)       the Parties shall immediately endeavor to agree whether or not the Batch in question complies with the requirements of this Agreement;

(iv)       Catalent shall be entitled at all reasonable time to inspect and/or analyze the relevant Batch;

(v)        as set forth in Section 7.1(c), Catalent will conduct a Batch Investigation into each Defect in a Batch and provide any additional information regarding the Defect as may be reasonably requested by Passage Bio; and

(vi)       the ultimate disposition of a Batch determined to have a Defect will be the responsibility of Passage Bio’s quality assurance department.

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8.5.      Resolution of Disputes Regarding Nonconformity or Defects.  In case of any disagreement between the Parties as to whether a Batch contains a Defect, or as to the cause of any Terminating Event or Defect, the quality assurance representatives of the Parties will attempt in good faith to resolve any such disagreement and each Party will follow the dispute resolution procedures [*].

8.6.      Remedies for Failed Batches and Defective Batches.

(a)        If a Batch of Bulk Drug Substance or Drug Product Manufactured is a Failed Batch or a Defective Batch, at Passage Bio’s election, Catalent [*].

(b)        Responsibility for the cost and expense of the Manufacture of a new Batch of Bulk Drug Substance and/or Drug Product or Reprocessing of the Failed or Defective Batch of Bulk Drug Substance and/or Drug Product shall be based upon the Primary Cause of the Batch failure or defect determined by the Batch Investigation (subject to Section 8.5):

(i)         if the Primary Cause is determined to be attributable to [*]; or

(ii)        if the Primary Cause is determined to be attributable [*]; or

(iii)       if the Primary Cause is unable to be determined or is determined to be [*]; or

(iv)       if the Primary Cause is determined to be attributable [*]

(c)        For each Failed or Defective Batch subject to Section 8.6(b)(i), (ii) and (iii), Passage Bio will [*].  For each Failed or Defective Batch subject to Section 8.6(b)(iv), Passage Bio shall be responsible for both [*].

(d)        In the case of any Failed Batch or Defective Batch with respect to which Catalent is obligated to pay for the Passage Bio Materials pursuant to Section 8.6(b)(ii), Passage Bio shall provide the Passage Bio Materials to Catalent at a cost based upon [*].

8.7.      No Other Representations and Warranties.  THE OBLIGATION OF CATALENT TO [*] ABOVE, SUBJECT TO THE LIMITATIONS SET FORTH IN [*], SHALL BE, TOGETHER WITH PASSAGE BIO’S RIGHTS UNDER [*] TO THIS AGREEMENT, PASSAGE BIO’S SOLE AND EXCLUSIVE REMEDY UNDER THIS AGREEMENT FOR A FAILED BATCH OR DEFECTIVE BATCH OF BULK DRUG SUBSTANCE AND/OR DRUG PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.

8.8.      Survival.  The provisions of Section 8.6 shall survive termination or expiration of this Agreement.

8.9.      Financial Remedies.  Exhibit C contains certain additional remedies for Failed and Defective Batches.

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ARTICLE IX

DESIGNATED PERSON; BATCH RECORDS

9.1.      Designated Persons.

(a)      Catalent shall at all times and in accordance with any applicable Laws employ and designate in writing a quality representative (the “Quality Representative”) who shall have the necessary experience, qualifications, independence and authority and who will supervise the overall quality assurance of the Manufacture of Bulk Drug Substance and/or Drug Products, including those quality requirements set forth in cGMPs, this Agreement and the Quality Agreement.  Such individual shall be responsible for confirming by his/her signature on the appropriate batch record that each Batch of Bulk Drug Substance and Drug Product conforms with the Product Requirements and is Manufactured in accordance with the Quality Agreement.

(b)      For the duration of the Agreement, Catalent shall designate an individual to serve as the project manager and primary liaison to Passage Bio for the operational performance of the Development Services and Manufacturing hereunder (the “Catalent Project Manager”).

9.2.      Certificates and Documentation.  Catalent shall at all times and in accordance with applicable Laws supply to Passage Bio with respect to, and in advance of, each Delivery of Bulk Drug Substance and Drug Product the relevant:

(a)        copy of the Batch Record;

(b)        Certificate of Compliance in accordance with the format and subject matter as set out in the Quality Agreement;

(c)        Certificate of Analysis; and

(d)        such quality related documentation as is required under the Quality Agreement, duly signed by the designated person, corresponding to the Batch of Bulk Drug Substance and Drug Product contained in that Delivery (the foregoing, collectively, referred to as the “Batch Documentation”).

9.3.      Release.  The designated person shall be responsible for the release of each Batch of Bulk Drug Substance and Drug Product after review of the Batch Documentation (which shall be signed in accordance with the Quality Agreement) for each Batch of Bulk Drug Substance that has been produced.

ARTICLE X

CONTINUOUS IMPROVEMENT PROGRAM

10.1.    Program.  The Parties expect that the Supply Pricing for each Batch of Passage Bio Product may decrease from the pricing set forth in Schedule 1.1 of Exhibit C during the Term of this Agreement due to cost reductions gained through experience in Manufacturing such Passage Bio Product, as well as increased Batch sizes during each calendar year.  Such cost reductions may

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relate to development and implementation of Manufacturing efficiencies, feature improvements, raw material or component purchase price reductions, engineering breakthroughs, and/or delivery and distribution enhancements that result in lower cost of goods sold and/or operating expenses for Catalent, but without any negative impact on the quality of the Passage Bio Product.  Catalent commits to implementing a Continuous Improvement Program (“CIP”) whereby it will seek to investigate and, after consultation with Passage Bio, if mutually agreed by the Parties, implement continuous improvement projects and to use reasonable efforts to negotiate advantaged pricing for the benefit of Catalent and Passage Bio.  As part of the CIP, the Parties agree that through the JSC, the areas of review include, but are not limited to, the following:

(a)        improvements in quality and technology and use of best practices;

(b)        improvements in quality and technology and use of best practices relating to the Manufacture of Passage Bio Products and Good Manufacturing Practices in accordance with the Quality Agreement;

(c)        reduction of waste associated with Manufacture of Passage Bio Products;

(d)        a reduction in costs associated with the performance of Catalent’s obligations under this Agreement including all costs associated with the Manufacture and Delivery of Passage Bio Products under this Agreement;

(e)        improvements in quality of service provided by Catalent to Passage Bio in connection with the performance of this Agreement;

(f)        processing time reduction in respect of the Manufacture of Bulk Drug Substance and Drug Product;

(g)        improvements in the supply chain efficiency between Catalent and Passage Bio and its Affiliates or Strategic Partners in connection with the performance of this Agreement (including order/Delivery process, Delivery procedures and transport costs where relevant as well as improving the ability to get access to formulation and filling areas close to the BWI Facility with the goal of facilitating the supply chain of the Passage Bio Products); and

(h)        any other objectives agreed by the Parties from time to time (collectively, the “Continuous Improvement Program”).

10.2.    Meetings. Reasonably in advance of the start of Manufacturing activities under this Agreement and thereafter annually during the Term of this Agreement, the JSC shall meet to agree upon:

(a)        objectives for the CIP;

(b)        targets for cost reduction; and

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(c)        the means of measuring and implementing the results of the CIP.

10.3.    Progress. Progress against objectives shall be measured annually in accordance with Section 10.4.  Catalent will use all commercially reasonable efforts to achieve the agreed objectives and targets identified for the relevant year.

10.4.    Review. The Parties shall assure that the JSC meets annually during the Term of this Agreement to review performance in relation to the objectives agreed pursuant to Section 10.2.

10.5.    Implementation; Costs. Implementation of any such improvement shall be subject to mutual agreement of the Parties.  Catalent shall not implement any such improvement without Passage Bio’s prior written consent obtained through the Specification change procedures set forth in Section 4.8, and, if applicable, implementation shall not occur until any necessary Regulatory Approvals have been obtained from a Regulatory Authority.  Any realized cost reductions that are the result of a CIP project shall serve to decrease the then-current Supply Pricing of any applicable Passage Bio Product(s) by an amount equal to [*] percent ([*]%) of such reductions, which will be effective for any Passage Bio Products ordered under this Agreement placed after the price reduction (until any later price reduction).

ARTICLE XI

REGULATORY MATTERS

11.1.    Ownership of Regulatory Materials.  As between the Parties, any and all Regulatory Materials, including Regulatory Approvals, arising under this Agreement in respect of the Passage Bio Products and the Manufacture thereof, including labeling and packaging and any Drug Master Files and Chemistry, Manufacturing and Control (“CMC”) (or equivalent) sections of any such Regulatory Materials shall be in the name of Passage Bio, and Passage Bio shall own all right, title and interest in and to all such Regulatory Materials; provided, however, that Regulatory Materials, including Regulatory Approvals, solely relating to establishment license approvals for the Manufacture of Bulk Drug Substance and/or Drug Product shall be in the name of Catalent, and Catalent shall own all right, title and interest in and to only such Regulatory Materials, subject to and after giving effect to Passage Bio’s right to use such establishment license approvals in connection with its Development, Manufacturing and Commercialization activities for the Manufacture of Bulk Drug Substance and/or Drug Product.

11.2.    Drug Product Regulatory Filings and Regulatory Approvals.

(a)        Passage Bio General Responsibilities.  As between the Parties, Passage Bio shall be solely responsible for the preparation of all Regulatory Materials owned by Passage Bio in the Territory.  Passage Bio may identify Catalent in any Regulatory Material, application or filing or other such initial regulatory filing or submission as required by applicable Laws or Regulatory Acts; provided that it notify Catalent in advance and secure Catalent’s approval which will not be unreasonably withheld, conditioned or delayed.  Upon Catalent’s written request, Passage Bio shall provide Catalent with a copy of the Regulatory Approval or Marketing Authorization for each Territory in which Passage Bio has been authorized by a Regulatory

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Authority to distribute, market or sell the Passage Bio Products. If Passage Bio is unable to provide such information for any such Territory, Catalent shall have no obligation to deliver Bulk Drug Substance and/or Drug Product to Passage Bio for distribution, marketing or use in such Territory, notwithstanding anything to the contrary in this Agreement.

(b)        Manufacturing Approvals and BWI Facility Related Sections.  Catalent shall be responsible for the preparation of all Regulatory Materials solely relating to establishment license approvals for the Manufacture of Bulk Drug Substance and/or Drug Product for use in Passage Bio Products, including as may be necessary or desirable for obtaining and maintaining such establishment license approvals with respect to the BWI Facility.  Catalent also shall timely prepare and provide to Passage Bio the Regulatory Materials relating to establishment license approvals for the Manufacture of Bulk Drug Substance and/or Drug Product in order for Passage Bio to comment and agree on and to use in compiling, supporting and maintaining its regulatory filings for the Passage Bio Products and maintaining the capacity to supply Bulk Drug Substance and Drug Product.  Catalent shall provide to Passage Bio such Regulatory Materials with the content and in the format required by Regulatory Authorities and the Quality Agreement, as well as such other content and format requested by Passage Bio.

11.3.    Regulatory Authority Communications.  As between the Parties, Passage Bio shall be solely responsible for communicating with any Regulatory Authority having jurisdiction anywhere in the world regarding the Passage Bio Products; provided, that [*]; and Catalent shall, where requested by Passage Bio to do so, assist Passage Bio in communications as they pertain to the Manufacture of Bulk Drug Substance and/or Drug Product, including but not limited to provision of documentation and other evidence, preparation for and participation in any inspection and conduct of any other activities necessary to facilitate the communications between Passage Bio and the Regulatory Authority.  Catalent shall be responsible for communicating with any Regulatory Authority having jurisdiction over the BWI Facility regarding matters related to the BWI Facility; provided, that Catalent shall, as promptly as practicable but in no event later than the timeframes agreed in the Quality Agreement, notify Passage Bio (and reasonably consult with Passage Bio in advance of any such communications) in the event that Catalent communicates, or intends to communicate, with a Regulatory Authority either on its own initiative in accordance with this Agreement or as a result of such Regulatory Authority initiating contact with Catalent, regarding matters that may affect or involve operations or other activities associated Passage Bio Products.

11.4.    Regulatory Compliance.

(a)        Catalent shall promptly provide to Passage Bio, at Passage Bio’s request [*], for its provision to the relevant Regulatory Authorities, all such documents and information as may be required from time to time by such Regulatory Authorities with respect to the Manufacture of Bulk Drug Substance or Drug Product.  In addition, Catalent shall promptly, at Passage Bio’s or the Regulatory Authority’s request, provide such documents and information directly to the Regulatory Authorities.  In the case Catalent receives a direct communication or request for information from a Regulatory Authority with respect to the Manufacture of a Passage Bio Bulk Drug Substance or Drug Product and/or the BWI Facility that could impact Catalent’s

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ability to Manufacture and timely Deliver Batches of Passage Bio Products, Catalent shall give prompt written notice thereof to Passage Bio and consult with Passage Bio, and Passage Bio shall be entitled to review any proposed response or submission from Catalent to such Regulatory Authority before it is given (excluding documents and information which solely contain Catalent-proprietary information), and, to the extent permitted by the Regulatory Authority and involving communications regarding or otherwise affecting the Manufacture of Passage Bio Products, Catalent shall permit Passage Bio to accompany and take part in any such communications with such Regulatory Authority.  For the avoidance of doubt, the foregoing provisions of this Section 11.4(a) apply to any response to the findings of an inspection carried out according to Sections 11.4(b) or 11.8, to the extent such response is related to Manufacture of Bulk Drug Substance or Drug Product under this Agreement or Passage Bio’s pursuit of Regulatory Approval for the Passage Bio Products.

(b)        Catalent shall allow and shall be responsible for handling inspections of the BWI Facility as requested by such Regulatory Authority, the findings of which inspections and actions to be taken by Catalent to remedy conditions cited in the inspections, if any, to the extent they affect the Manufacture of Bulk Drug Substance or Drug Product shall promptly be made known in writing to Passage Bio.  Catalent shall, to the extent practicable, notify Passage Bio in advance of any such inspection relating to the Manufacture of Bulk Drug Substance or Drug Product and provide Passage Bio with the opportunity to attend and participate.

(c)        If any Regulatory Authority requires any changes to be made with respect to the Manufacture of Bulk Drug Substance or Drug Product, Catalent shall (i) immediately notify Passage Bio in accordance with the Quality Agreement; (ii) send Passage Bio copies of any relevant documents delivered to it by said Regulatory Authority in accordance with the Quality Agreement; and (iii) formulate an action plan with Passage Bio in accordance with the Quality Agreement.

(d)        Catalent shall respond in accordance with the Quality Agreement to any questions of a regulatory nature relating to Bulk Drug Substance, Drug Product or their Manufacture raised either by Passage Bio, its Affiliates or Strategic Partners, sublicensees or distributors, or by a Regulatory Authority.

11.5.    Adverse Event Reporting; Safety Data Exchange and Medical Inquiries.

(a)        Pharmacovigilance.  Passage Bio shall be responsible for the collection, processing and submission of information related to adverse events associated with the Passage Bio Products in accordance with applicable Laws and Regulatory Acts and this Agreement.  To the extent Catalent becomes aware of information related to an adverse event, it shall promptly provide such information to Passage Bio and shall otherwise provide all reasonable assistance Passage Bio may request in the handling of adverse event reports in accordance with the Quality Agreement.

(b)        Product Communication and Medical or Customer Inquiries.  Passage Bio shall be responsible for handling all medical or customer questions or inquiries about the Passage Bio Products, in each case in accordance with applicable Laws, Regulatory Acts and this

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Agreement.  Any medical or customer questions or inquiries received by Catalent shall be referred to Passage Bio as soon as practicable following Catalent’s receipt of the inquiry.  Catalent shall use reasonable efforts to assist Passage Bio in its response to such questions or inquiries.

11.6.    Regulatory Authority Communications Received.

(a)        General.  Catalent shall inform Passage Bio as promptly as practicable but in no event later than within the timeframes agreed in the Quality Agreement of notification of any action by, or notification or other information which it receives from, any Regulatory Authority with respect to its Manufacture of Passage Bio Products or the BWI Facility which: (i) raises any concerns regarding the market approval, safety or efficacy of the Passage Bio Products; (ii) relates to expedited and periodic reports of adverse events with respect to the Passage Bio Products; (iii) are Regulatory Warning Notices; and/or (iv) may have an adverse impact on Regulatory Approval, Development, Manufacturing or Commercialization of the Passage Bio Products.

(b)        Cooperation.  The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by each Party providing to the Parties such information and documentation which is in such Party’s possession as may be reasonably necessary for a Party to prepare a response to an inquiry from a Regulatory Authority with respect to the Bulk Drug Substance, the Drug Product or the BWI Facility.

(c)        Disclosures. In addition to its obligations under this Agreement, Catalent shall promptly disclose to Passage Bio the following regulatory information: all material notices or demands received from Regulatory Authorities in connection with its Manufacture of Passage Bio Bulk Drug Substance or Drug Product or the BWI Facility if such notices or demands could adversely affect Catalent’s Manufacture of Passage Bio’s Products, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions, a notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry, including that which may affect the overall compliance status of any Party participating in the Manufacturing of the Passage Bio Products.

11.7.    Reserved.

11.8.    Passage Bio Inspections & Audits.

(a)      Passage Bio shall have the right, at its expense, from time to time during the Term of this Agreement but not more than [*] (unless otherwise agreed between the Parties and subject to and after giving effect to the provisions of Section 11.8(b)), and pursuant to the procedures set forth in the Quality Agreement (e.g., advance notice and duration of inspection), to enter and inspect the BWI Facility and any related utilities and/or services used in and records and documents for the Manufacture of Bulk Drug Substance and/or Drug Product in order to:

(i)         carry out a cGMP, quality and compliance audit of those parts of the BWI Facility involved in or which could have any impact on the Manufacture of Bulk Drug Substance and/or Drug Product (including those used for storing, warehousing and/or testing and utilities); and

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(ii)        examine any Bulk Drug Substance and any Drug Product in inventory or otherwise stored at the BWI Facility, and to ensure compliance with the terms of this Agreement.

(b)      Notwithstanding Section 11.8(a), Passage Bio shall have the right to enter the BWI Facility, subject to its compliance with the BWI Facility’s applicable health and safety requirements, at any time during normal business hours, in accordance with its rights set forth in the Quality Agreement or as otherwise necessary in Passage Bio’s reasonable discretion to comply with an obligation to a Regulatory Authority.  In addition to the rights set out in Section 11.8(a), where any audit carried out in accordance with this Section 11.8(b) has identified any observations or negative findings then Passage Bio shall have the right to carry out, upon reasonable prior notice and during normal business hours, reasonable follow up compliance audit(s).

(c)      Catalent shall be solely responsible for ensuring the cGMP compliance status of any approved subcontractors used in relation to the performance of its obligations pursuant to this Agreement and the Quality Agreement.  Catalent shall use commercially reasonable efforts to secure the right for Passage Bio to have the same inspection rights described in this Section 11.8 at the premises of any such subcontractor.  If Catalent is unable to secure such rights, it shall carry out such inspections itself on Passage Bio’s behalf and shall report the findings within [*] ([*]) Business Days of completing the same.

(d)      All Catalent personnel time and resources necessary to complete the audits contemplated hereunder shall be provided at no cost to Passage Bio; however, any Catalent personnel time and resources necessary to complete more than [*] per year (except for cause audits) shall be invoiced to Passage Bio at $[*] per audit, subject to annual adjustment.  Unless otherwise specified in the Quality Agreement, Catalent shall allow a maximum of [*] ([*]) Business Day to perform such audit.  Passage Bio shall be responsible for all Third-Party costs of all manufacturing audits conducted at the written request of Passage Bio.

(e)      For the avoidance of doubt, any audits or inspections, checking or tests conducted by Passage Bio or any of its servants or agents in relation to Bulk Drug Substance, Drug Product or the matters covered under this Agreement shall in no way diminish or relieve Catalent of any of its obligations hereunder.

11.9.     Environmental Audit of Catalent. Catalent agrees that Passage Bio (the “Auditing Party”) shall have the right upon reasonable notice and during normal business hours, at the Auditing Party’s expense, once every year during the Term of this Agreement to conduct, or to nominate a Third Party (subject to execution of confidentiality and indemnity agreements reasonably acceptable to Catalent and the Auditing Party) to conduct on the Auditing Party’s behalf, an environmental audit of Catalent’s operations at the BWI Facility under this Agreement to monitor Catalent’s compliance with applicable environmental Laws and Regulatory Acts, and with applicable environmental health safety guidelines; provided, however, the Auditing Party or any such Third Party may not perform any invasive testing of the BWI Facility without Catalent’s prior written consent and the Auditing Party or any such Third Party will provide

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Catalent the opportunity to accompany Auditing Party or any such Third Party in the event of any such invasive testing of the BWI Facility.

ARTICLE XII

LIMITATIONS AND USE

12.1.    Limitations.

(a)        No Unauthorized Use.  Each Party covenants that it will not use or practice any of the other Party’s Intellectual Property, Arising IP or Confidential Information licensed, sublicensed, disclosed or otherwise made available to it by such other Party, its Affiliates (and additionally, in the case of Passage Bio, it’s Strategic Partners), or their Representatives under this Agreement or the Collaboration Agreement except for the purposes expressly permitted herein.  Except as explicitly set forth herein, no Party grants any license, express or implied, under any Patents, Regulatory Materials, Confidential Information or any other Intellectual Property rights, whether by implication, estoppel or otherwise.

(b)        Limited Access.  Catalent hereby covenants to and agrees with Passage Bio that it and its Affiliates shall limit access to the Passage Bio Materials, Passage Bio Technology, and Confidential Information utilized in the Manufacturing of the Passage Bio Products to such employees of Catalent or its Affiliates on a need to know/access basis.

ARTICLE XIII

FORCE MAJEURE

13.1.    Force Majeure Events.  No Party shall be in breach under this Agreement because of any failure to perform its obligations under this Agreement if the failure arises from causes beyond the control and without the fault or negligence of such Party (“Force Majeure Event”), unless:

(a)        The supplies, services or other subject matter impacted by the Force Majeure Event were obtainable from other sources; and

(b)        The Party experiencing a Force Majeure Event preventing it from performing its obligations or duties under this Agreement failed to obtain such supplies, services or other subject matter therefrom.

13.2.    Examples.  Examples of these Force Majeure Events are: (1) [*], (2) [*], (3) [*], (4) [*], (5) [*], (6) [*], (7) [*], (8) [*], and (9) [*].  A Force Majeure Event does not include (i) a Party’s financial inability to perform (including, in the case of Catalent, the inability to obtain the Financing, whether in whole or part), or general business or economic conditions affecting the industry as a whole, (ii) Catalent’s inability to obtain approvals for operating the BWI Facility, and/or (iii) an act, omission or circumstance arising from the negligence or willful misconduct of the Party claiming that a Force Majeure event has occurred.

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13.3.    Process.

(a)        The Party experiencing a Force Majeure Event preventing it from performing its obligations or duties under this Agreement shall promptly notify the other Party of the occurrence and particulars of such Force Majeure Event and shall provide the other Party, from time to time, with its best estimate of the duration of such Force Majeure Event and with notice of the resolution or cessation thereof.  The Party so affected shall use commercially reasonable efforts to avoid or promptly remove such causes of nonperformance.

(b)        Upon resolution or cessation of the Force Majeure Event, the affected Party shall promptly notify the other Party thereof, and performance of any suspended obligation or duty under this Agreement shall promptly recommence.

(c)        If the Force Majeure Event (except for a Force Majeure Event subject to Section 2.4) [*].

(d)        This Article XIII will not operate to excuse payment by a Party experiencing a Force Majeure Event of any amounts due to another Party under this Agreement.

ARTICLE XIV

CONFIDENTIALITY; MATERIAL TRANSFER

14.1.    Confidential Disclosure Agreement.  Effective February 27, 2018, the Parties executed a Confidential Disclosure Agreement (the “Disclosure Agreement”) the purpose of which is set forth therein.  All information and materials disclosed by a Party prior to the Effective Date under the Disclosure Agreement, to the extent meeting the requirements of the definition of Confidential Information thereunder, shall be protected as Confidential Information pursuant to this Agreement. The Disclosure Agreement remains in full force and effect and, in the event of a conflict between the Disclosure Agreement and this Agreement, the terms in this Agreement will control.

14.2.    Confidential Information from the Trustees of the University of Pennsylvania.  [*], Paragon (now Catalent) and the Trustees of the University of Pennsylvania (the “University of Pennsylvania”), entered into a Confidential Disclosure Agreement (the “CDA”) the purpose of which is set forth therein.  The CDA was extended, and the scope expanded by and through the execution of a [*].  Effective on [*], Catalent, Passage Bio and the University of Pennsylvania executed [*] in order to allow for Confidential Information exchanged between Catalent and the University of Pennsylvania under the CDA and GMP Agreement to be used for carrying out each Party’s obligations under this Agreement.

14.3.    Confidential Information.  As used in this Agreement, the term “Confidential Information” means the following:

(a)        any and all secret, confidential, non-public or proprietary information or Intellectual Property, including any data or materials, whether in written, oral, graphic, video,

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computer or other form, which is disclosed or made available by a Party or an Affiliate or Strategic Partner or Representative of such Party (the “Disclosing Party”) to the other Party or an Affiliate or Strategic Partner or Representative of such other Party (the “Receiving Party”) pursuant to this Agreement (including Confidential Information disclosed prior to the Effective Date hereof in connection with the Dedicated Clean Room Collaboration), or which arises as a result of this Agreement, and which: (i) if disclosed in written, graphic, electronic or other tangible form, is labeled as confidential or proprietary, (ii) if disclosed orally or visually, is identified as confidential or proprietary at the time of disclosure and is confirmed to be confidential or proprietary by the Disclosing Party in writing to the Receiving Party within [*] ([*]) days of such disclosure, (iii) by its nature, should reasonably be considered to be confidential or proprietary; or (iv) is specifically designated as Confidential Information herein; and

(b)        any information concerning this Agreement, the Collaboration Agreement or the other Passage Bio Supply Agreements; and

(c)        includes but is not limited to that which relates to business plans, strategic plans or business methods that derive economic value from not being generally known to other persons or easily ascertainable by other persons, business policies, research, product plans, Passage Bio Products or components thereof (with respect to Passage Bio’s Confidential Information), product pricing or product strategy, services, service pricing or service strategy, Manufacturing information, actual or proposed alliance partners, actual or proposed vendors, vendor offerings and pricing, actual or proposed customers, customer usage and customer purchasing potential, employee and consulting relationship information, actual or proposed markets, sales and marketing materials, plans and methods, specifications, shop-practices, software, developments, inventions (whether or not patented), product names or marks, trade secrets, technologies, discoveries, and any other intellectual property (whether or not registered), processes, designs, drawings, engineering, hardware configuration information or finance, accounting or financial plans and forecasts, compilations, formulas, devices, methods, prototypes, techniques, procedures, protocols, programs, records, and databases.  Without limiting the foregoing, Passage Bio Materials, Passage Bio Intellectual Property, and all Passage Bio Product specific portions of documents and records describing the Manufacture of Passage Bio Products, and Passage Bio Arising IP shall be deemed to be Passage Bio’s Confidential Information.

14.4.    Exceptions to Confidential Information.  Confidential Information shall not include any information or materials to the extent the Receiving Party can reasonably demonstrate through its contemporaneous written records that such information or materials are or have been:

(a)      part of public domain at the time of its creation or receipt by the Receiving Party or which thereafter becomes part of the public domain other than as a result of a breach of this Agreement or the obligations of confidentiality under this Agreement; or

(b)      is approved in writing by the Disclosing Party for release; or

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(c)      independently developed by the Receiving Party or its Affiliates or Strategic Partner or Representatives without use of or reference to the Confidential Information of the Disclosing Party; or

(d)      received on an unrestricted basis from a Third Party who, to the knowledge of the Receiving Party, is not under any obligation of confidentiality towards the Disclosing Party with respect to such information; or

(e)      was rightfully known by the Receiving Party or its Affiliates or Strategic Partner prior to the date of disclosure to the Receiving Party by the other Party.

The Receiving Party has the burden of proving any of the above exceptions.  The Disclosing Party has the right to inspect the Receiving Party’s documentary evidence upon which the Receiving Party bases its claim that Confidential Information is within any of the above exceptions.

14.5.    Confidentiality Obligations.  Each Party shall keep all Confidential Information received from or on behalf of another Party with the same degree of care with which it maintains the confidentiality of its own Confidential Information, but in all cases no less than a reasonable degree of care.  Each Party, in their position as a Receiving Party hereunder, shall, during the Term and thereafter:

(a)      not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)      maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 14.4, not disclose the Disclosing Party’s Confidential Information to any Person without the Disclosing Party’s prior written consent; provided, however, the Receiving Party may disclose the Confidential Information to its Representatives or Strategic Partners who:

(i)         have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement;

(ii)        have been apprised of this restriction; and

(iii)       are themselves bound by written nondisclosure agreements or ethical obligations of confidentiality at least as restrictive as those set forth in this Section 14.5, provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of the confidentiality and non-disclosure obligations set forth herein.

14.6.    Permitted Disclosure and Use.  Notwithstanding Section 14.3, a Party may disclose Confidential Information belonging to another Party if and only to the extent such disclosure is reasonably necessary to:

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(a)        comply with applicable Laws, Regulatory Acts, rules, regulations, government requirements or court orders, provided that the Receiving Party shall: promptly notify the Disclosing Party of its notice of any such requirements and provide the Disclosing Party a reasonable opportunity to seek a protective order or other appropriate remedy or waive its rights under this Article XIV; and disclose only the portion of Confidential Information that it is legally required to furnish;

(b)        secure any Regulatory Approvals for the Passage Bio Products, provided that the Disclosing Party will take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Authority and to otherwise maintain the confidentiality of the Confidential Information; or

(c)        solely with respect to Confidential Information consisting of this Agreement and the financial aspects of this Agreement, for the presentation of or reporting to financial agencies or institutions, actual or potential acquirers, investors or brokers, and their respective officers, directors, employees and representatives for the limited purpose of securing debt or equity financing of the Receiving Party and maintaining compliance with the definitive agreements executed in connection therewith; provided that any such disclosure is provided pursuant to a confidentiality agreement containing similar or more restrictive terms than in this Agreement and provided further that the Receiving Party shall be responsible for ensuring such recipients’ compliance with, and shall be liable for any violation by such recipients of, the Receiving Party’s confidentiality and disclosure obligations contained herein.

14.7.    Notification.  A Receiving Party shall notify a Disclosing Party promptly upon discovery of any unauthorized use or disclosure of a Disclosing Party’s Confidential Information and will cooperate with a Disclosing Party in any reasonably requested fashion to assist a Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

14.8.    Publicity.  The Parties agree that any initial public announcement of the execution of this Agreement shall be in the form of a mutual press release to be agreed upon by the Parties; provided, that the Parties shall also agree on the timing of such public announcement.  Except as otherwise provided in this Section 14.8, each Party shall maintain the confidentiality of all provisions of this Agreement, and without the prior written consent of the other Party, which consent shall not be unreasonably withheld, no Party nor its respective Affiliates shall make any press release or other public announcement of the provisions of this Agreement to any Third Party, except for: (i) disclosures required by stock exchange regulation or any listing agreement with a national securities exchange, in which case a Disclosing Party shall provide the other Parties with at least [*] ([*]) [*] notice unless otherwise not practicable, but in any event no later than the time a disclosure required by such stock exchange regulation or listing agreement is made; and (ii) disclosures as may be required by applicable Laws and Regulatory Acts, including but not limited to those required by the Securities Exchange Commission and the FDA, in which case a Disclosing Party shall provide the other Parties with prompt advance notice of such disclosure and cooperate with the other Party to seek a protective order or other appropriate remedy, including a request for confidential treatment in the case of a filing with the Securities and Exchange

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Commission.  A Party may publicly disclose without regard to the preceding requirements of this Section 14.8 any information that was previously publicly disclosed pursuant to this Section 14.8.

14.9.    Use of Names.  Except as otherwise set forth in this Agreement, no Party shall use the name of another Party in any public announcement, press release or other public document without the written consent of such other Party; provided, however, that, subject to and after giving effect to the provisions of Sections 14.6 and 14.8, any Party may use the name of another Party in any document filed with any Regulatory Authority or Governmental Authority, including the FDA, EMA and the Securities and Exchange Commission.

14.10.  Defend Trade Secrets Act Notice.  The Receiving Party acknowledges, and shall inform its Representatives of, the following notice required by the Defend Trade Secrets Act: An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  Similarly, an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to that individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

14.11.  Survival.  The obligations and prohibitions contained in this Article XIV as they apply to Confidential Information shall survive the expiration or termination of this Agreement for a period of [*] ([*]) [*], provided that with respect to any trade secrets of a Party that are expressly disclosed in writing to the other Party as trade secrets, such obligations and prohibitions shall survive for so long as such Party maintains such Confidential Information as its trade secrets.

ARTICLE XV

INTELLECTUAL PROPERTY

15.1.    General. This Article XV provides the general terms regarding Intellectual Property and attendant rights of the Parties thereto for the Development services and the Manufacture of the Passage Bio Products.  In the event of a conflict between the terms and conditions in this Agreement and the Collaboration Agreement as to Intellectual Property matters associated with a Passage Bio Product, this Agreement shall control.  In the event of a conflict between the terms and conditions of this Agreement and the Collaboration Agreement as to Intellectual Property matters associated with the Dedicated Clean Room Suite, the Collaboration Agreement shall control.

15.2.    Passage Bio Materials.  As between the Parties, Passage Bio shall own all rights in and title to the Passage Bio Materials.

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15.3.    License to Catalent.  Passage Bio retains all right, title, and interest in and to any Passage Bio Intellectual Property.  Nothing in this Agreement shall be construed to grant Catalent any right or license to any Passage Bio Intellectual Property except as expressly set forth herein.  During the Term, Passage Bio hereby grants to Catalent a fully paid, non-exclusive, non-sublicensable, non-transferable license under any and all Passage Bio Intellectual Property and Passage Bio Arising IP that is necessary for the sole and limited purpose of Catalent’s performance of the Development services and the Manufacture of Batches of the Bulk Drug Substance and Drug Product.

15.4.    License to Passage Bio.  Catalent retains all right, title, and interest in and to any Catalent Intellectual Property.  Any Intellectual Property created or developed solely or jointly by Catalent in the course of performing the Scope of Work, the clinical and commercial supply Manufacturing of Bulk Drug Substance or Drug Product, and/or the Continuous Improvement Program that relates generally to the Development or Manufacture of substances or drug products, including any process, protocol, technology, Know-How or the like that applies generally to the conduct by Catalent of laboratory and manufacturing operations and activities, and does not incorporate or utilize Passage Bio Confidential Information, Passage Bio Intellectual Property, or Passage Bio Products, shall be “Catalent Arising IP” and Catalent shall own all right, title and interest therein.  Catalent hereby grants to Passage Bio an irrevocable, perpetual, transferrable, fully paid, non-exclusive, worldwide license, with the right to grant and authorize sublicenses, to practice Catalent Arising IP, and to practice any Catalent Intellectual Property to the extent necessary to practice such Catalent Arising IP, for the sole and limited purposes of Development,  Manufacturing, Commercialization and use, by or on behalf of Passage Bio or a Passage Bio sublicensee, of the Passage Bio Products.

15.5.    Project Intellectual Property.  All Intellectual Property created or developed by Passage Bio or solely or jointly by Catalent in the course of performing the Scope of Work, the clinical and commercial supply Manufacturing of Bulk Drug Substance or Drug Product, and/or the Continuous Improvement Program, that is specified as a deliverable, or incorporates or utilizes Passage Bio Confidential Information, Passage Bio Intellectual Property, or Passage Bio Products, shall be “Passage Bio Arising IP” and the exclusive property of Passage Bio. As such Passage Bio Arising IP is created or developed, Catalent shall provide written notice to Passage Bio of any such Passage Bio Arising IP, as soon as possible but no later than [*] ([*]) Business Days after conception or observation of the same by Catalent. Catalent hereby assigns, and agrees to assign, to Passage Bio all right, title, and interest in and to all Passage Bio Arising IP, free and clear of all liens, claims, and encumbrances, and shall take any actions, including but not limited to the execution of documents, reasonably requested by Passage Bio and at Passage Bio’s expense, to effect the purposes of the foregoing.

15.6.    Existing Intellectual Property.  If Catalent desires to incorporate any Intellectual Property into the Development or Manufacture of the Passage Bio Products that is the subject of a Third Party Patent, or that is otherwise the subject of a Third Party license obligation, Catalent will provide prior written notice and seek the written approval of Passage Bio concerning the same.  Upon receipt of such a notice, Passage Bio shall provide a prompt written response to Catalent no later than [*] ([*]) days from receipt of such notice, indicating Passage Bio’s approval or objection

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to the same.  In no event shall Catalent incorporate any Intellectual Property into the Development or Manufacture of the Passage Bio Products that is subject of a Third Party Patent or a Third Party license obligation without Passage Bio’s prior written approval.  Upon any objection by Passage Bio, the Parties will meet and confer to determine a mutually acceptable work-around to the Intellectual Property subject to the objection.  If there is no suitable work-around and the Parties desire to secure the right to use such Intellectual Property, Catalent shall secure a license to the Intellectual Property at Passage Bio’s cost for the Development or Manufacture of the Passage Bio Products, such license to be subject to Passage Bio’s prior written consent. Catalent shall indemnify Passage Bio pursuant to Section 18.6 for any Intellectual Property of any Third Party incorporated into the Development or Manufacture of the Passage Bio Products for which a license has not been secured without having provided prior notice to, and received approval from, Passage Bio under this Section 15.6. Absent knowledge of actual infringement or a reasonable likelihood of potential infringement (e.g., via Third Party notice), Catalent is under no general obligation to undertake any patent infringement or patent clearance studies or to obtain any patent opinions, or to seek or secure any licenses to Third Party Intellectual Property on Passage Bio’s behalf.

15.7.    Patent Filings; Cooperation.  The Parties agree to reasonably cooperate in the preparation, filing, prosecution and maintenance of all Patents disclosing or claiming the Passage Bio Arising IP or the Catalent Arising IP upon request of the relevant Party (collectively, the “Arising IP Patents”), including obtaining and executing necessary powers of attorney and assignments by the named inventors, providing relevant technical reports to the filing Party concerning Inventions disclosed in such Arising IP Patents, obtaining execution of such other documents which are needed in the filing and prosecution of such Arising IP Patents.  The Parties shall cooperate reasonably in the prosecution of all Arising IP Patents.

15.8.    Notice and Defense of Third-Party Infringement Claims.  The Parties acknowledge that successful completion of Catalent’s obligations under this Agreement may require a license to Third Party Intellectual Property.

(a)        If Passage Bio determines that a license to Third Party Intellectual Property (including Third Party Intellectual Property of other Passage Bio suppliers) is required for Catalent’s use of Passage Bio Intellectual Property in order to Manufacture the Passage Bio Products, Passage Bio will be responsible for obtaining and maintaining such license, which license will extend to Catalent for the Manufacturing necessary hereunder.  In the event either Party is put on notice by a Third Party of alleged infringement of such Third Party’s Intellectual Property arising solely from Passage Bio Intellectual Property, as used by Catalent in performing the Manufacturing, such Party will promptly inform the other Party of such notification, including furnishing a copy of such notification (or those portions of the notification directly pertaining to same).  Passage Bio and Catalent together will promptly investigate such notice, and if deemed credible by Passage Bio, seek to resolve the same with such Third Party in a manner that allows for the Manufacture of the Passage Bio Products and exploitation, including the commercial sale, of the same.  [*]

(b)        If Catalent determines that a license to Third Party Intellectual Property (excluding Third Party Intellectual Property of other Passage Bio suppliers) is required for

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Catalent’s use of Catalent Intellectual Property in order to Manufacture the Passage Bio Products, [*].  In the event either Party is put on notice by a Third Party of alleged infringement of such Third Party’s Intellectual Property arising solely from Catalent Intellectual Property, as used by Catalent in performing the Manufacturing, such Party will promptly inform the other Party of such notification, including furnishing a copy of such notification (or those portions of the notification directly pertaining to same).  Catalent and Passage Bio together will promptly investigate such notice, and if deemed credible by Catalent, seek to resolve the same with such Third Party in a manner that allows for the manufacture of the Passage Bio Products and exploitation, including the commercial sale, of the same.  [*].

15.9.    Patent Term Extensions.  As between the Parties, Passage Bio shall have the exclusive right, but not the obligation, to seek Patent Term Extensions (including any supplemental protection certificates and the like available under applicable Laws) in relation to Regulatory Approval of a Passage Bio Products.  Upon Passage Bio’s request, Catalent shall reasonably cooperate with Passage Bio in connection with all such activities.

15.10.  Product Trademarks.  Passage Bio shall in its sole discretion select trademarks under which it shall Commercialize the Passage Bio Products.

ARTICLE XVI

AFFILIATES AND SUBCONTRACTORS

16.1.    Performance by Affiliates.  The Parties recognize that each may perform some or all of its obligations under this Agreement through Affiliates, and additionally, in the case of Passage Bio, through Strategic Partners; provided, however, that each Party shall remain responsible for and be a guarantor of the performance by its Affiliates (or Strategic Partners, as applicable) and shall cause its Affiliates (or Strategic Partners, as applicable) to comply with the provisions of this Agreement in connection with such performance.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate (or Strategic Partners, as applicable), for any obligation or performance hereunder prior to proceeding directly against such Party.  Wherever in this Agreement a Party delegates responsibility to Affiliates (or Strategic Partners, as applicable), such Party agrees that such entities may not make decisions inconsistent with this Agreement, amend the terms of this Agreement or act contrary to its terms in any way.

16.2.    Performance by Subcontractors.  Catalent shall have the right to subcontract a limited portion of its rights and obligations hereunder at any given time during the Term, but only after (i) qualifying the applicable subcontractor (in accordance with applicable Laws, Regulatory Acts and the Quality Agreement) and (ii) obtaining Passage Bio’s prior written consent, not to be unreasonably withheld; provided, however, that with respect to each such subcontract, (i) Catalent shall ensure that each of its subcontractors accepts and complies with all applicable terms and conditions of this Agreement (including the Quality Agreement), and Catalent shall remain responsible for, and shall guarantee, the performance of its subcontractors hereunder, and (ii) any such subcontract shall (A) be subject and subordinate to the terms and conditions of this Agreement, (B) contain terms and conditions which are consistent with the terms and conditions

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of this Agreement, (C) not in any way diminish, reduce or eliminate any of Catalent’s obligations under this Agreement, and (D) impose on the subcontractor all applicable obligations under the terms of this Agreement, including the reporting, audit, inspection and confidentiality provisions hereunder, as well as a provision prohibiting such subcontractor from further sublicensing or subcontracting.  For the avoidance of doubt, any act or omission by a subcontractor of Catalent in connection with its performance of the obligations imposed upon Catalent by this Agreement shall be deemed an act or omission by Catalent.  Catalent hereby expressly waives any requirement that Passage Bio exhaust any right, power or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against Catalent.  No sublicense rights or licenses may be extended to any such permitted subcontractors of Catalent.  However, it is acknowledged and understood by the Parties that the license grants provided to Catalent under this Agreement cover the activities relating to the performance of this Agreement of permitted subcontractors of Catalent and other Persons duly engaged by Catalent as contemplated hereunder.  Any references in this Agreement to a “permitted” or “approved” subcontractor of Catalent shall mean those subcontractors of Catalent who satisfy all of the requirements set forth in this Section 16.2.  Catalent’s subcontractors approved by Passage Bio at the outset of this Agreement are listed in Exhibit D.

ARTICLE XVII

RECORDS AND AUDITS

17.1.    Records and Information.

(a)        General.  Catalent shall maintain up-to-date, accurate records of all material activities conducted by or on behalf of it under this Agreement (hereinafter the “Catalent Records”), as well as may be required in order to comply with cGMPs, applicable Laws and Regulatory Acts and the Quality Agreement, and including in respect of all data and other information pertaining to the Manufacture of the Bulk Drug Substance and Drug Product (which records shall include, as applicable, books, records, reports, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof).

(b)        Access to Records.  Unless otherwise set forth in the Quality Agreement or Scope of Work, Passage Bio and its agents or designees shall have the right, [*], not more than [*] ([*]) [*] per calendar year (unless for cause), to review Catalent Records, at reasonable times, upon written request, relating to the activities undertaken by Catalent under this Agreement.

17.2.    Financial Records; Audits.

(a)        Financial Records.  Catalent and any approved subcontractors shall keep full, true and accurate records and books of account containing all particulars that may be reasonably necessary for the purpose of confirming the accuracy of, and calculating, as applicable, all payments due or sought in relation to the activities under this Agreement and any other records reasonably required to be maintained with respect to Catalent’s obligations under this Agreement, and Catalent shall maintain complete and accurate records in sufficient detail to permit Passage Bio to confirm the accuracy of all costs and any other amounts payable or otherwise reimbursable

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under this Agreement, in each case for a minimum period of [*] ([*]) [*] or such longer period as required by applicable Laws.

(b)        Audits.  Passage Bio shall have a right during the Term and for a period of [*] ([*]) months thereafter to request an audit of Catalent in order to confirm the accuracy of any of the foregoing in this Section 17.2 (an “Audit”); provided, however, that Passage Bio shall only have the right to request such Audit [*] during any given calendar year and the review period of the Audit shall be limited to the preceding [*] ([*]) [*] from the date of the Audit.  Upon the written request by Passage Bio to audit Catalent, Passage Bio shall have the right to engage an independent, conflict-free, internationally recognized accounting firm to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of any of the foregoing for the calendar year(s) requested by Passage Bio; provided, that (i) such accountants shall be given access to, and shall be permitted to examine and copy such books and records of Catalent upon [*] ([*]) Business Days’ prior written notice to Catalent, and at all reasonable times on such Business Days, (ii) prior to any such examination taking place, such accountants shall enter into a confidentiality agreement with Catalent reasonably acceptable to Catalent in order to keep all information and data contained in such books and records strictly confidential and shall not disclose such information or copies of such books and records to any Person who is not an employee of such accountants, including Passage Bio, but shall only use the same for the purpose of the reviews and/or calculations which they need to perform in order to determine any amounts being reviewed, and (iii) such accountants shall use commercially reasonable efforts to minimize any disruption to Catalent’s business.  Catalent shall make personnel reasonably available during regular business hours to answer queries on all such books and records required for the purpose of the Audit.  The accountants shall deliver a copy of their findings to each of the Parties within [*] ([*]) Business Days of the completion of the review, and, in the absence of fraud or manifest error, the findings of such accountant shall be final and binding on each of the Parties.  Any underpayments by a Party shall be paid to the other Party within [*] ([*]) Business Days of notification of the results of such inspection.  Any overpayments made by a Party shall be refunded to the other Party within [*] ([*]) Business Days of notification of the results of such inspection.  The cost of the accountants shall be the responsibility of [*] unless the accountants’ calculation shows that [*].

ARTICLE XVIII

REPRESENTATIONS AND WARRANTIES

18.1.    Passage Bio and Catalent Mutual Representations and Warranties.  Passage Bio and Catalent each hereby represent, warrant and covenant to one another as follows, as of the Effective Date:

(a)        Corporate/Company Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full company or corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder (except as provided in Section 18.1(d)).

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(b)        Authority and Binding Agreement.

(i)         It has the company or corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder,

(ii)        It has taken all necessary company or corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and

(iii)      This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar Laws and by general principles of equity.

(c)        No Conflicts.  The execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party and by which it may be bound or (ii) violate any Laws of any Governmental Authority having jurisdiction over it.

(d)        All Consents and Approvals Obtained.  Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Passage Bio Products or as otherwise expressly noted in this Agreement, (i) all necessary consents, approvals and authorizations of, and (ii) all notices to, and filings by such Party with, all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required at the time of execution of this Agreement.

(e)        Compliance with Law.  The Parties shall perform all of their respective obligations under this Agreement in full compliance with all applicable Laws.

18.2.    Mutual Covenants; No Debarment.  No Party shall use in any capacity, in connection with its Development, Manufacture or Commercialization of a Drug Product hereunder, any Person who has been debarred pursuant to Section 306 of the FD&C Act (or similar Law outside of the U.S.), or who is the subject of a conviction described in such section, and each Party shall inform the other Party in writing immediately if it or any Person who is performing services for such Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Law outside of the U.S.), or if any action, suit, claim, investigation or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party or any Person used in any capacity by such Party in connection with its Development, Manufacture or Commercialization of a Drug Product hereunder.

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18.3.    Additional Representations, Warranties and Covenants by Catalent.  Catalent represents, warrants and covenants to Passage Bio as follows:

(a)        As of the Effective Date, to the best of Catalent’s knowledge, the use of Catalent Intellectual Property in the performance of activities contemplated under this Agreement as of the Effective Date shall not infringe any Intellectual Property of Third Parties.  [*].

(b)        Catalent has complied, and is now complying, with all applicable Law.  Catalent shall hold, as and when necessary during the Term of this Agreement, all licenses, permits and similar authorizations required by any Regulatory Authority for Catalent to perform its obligations under this Agreement.

(c)        The Batches Delivered by Catalent to Passage Bio under this Agreement shall be free of any liens, security interests or other encumbrances.

(d)        All Bulk Drug Substance and Drug Product Manufactured hereunder will be (i) Manufactured with Raw Materials specified and approved by Passage Bio in the Bill of Materials, (ii) performed in accordance with the Quality Agreement and in compliance with the requirements of cGMP and applicable Law, (iii) packaged, labeled, stored and shipped in accordance with the Quality Agreement and Storage Guidelines approved by Passage Bio; (iv) transferred free and clear of any liens or encumbrances of any kind other than arising through or as a result of the acts or omissions of Passage Bio or its agents or representatives; and (v) for Passage Bio Products for which a Passage Bio Approval has occurred, will meet the Product Requirements; provided that, [*].

(e)        All Batch Documentation, including any applicable Certificates of Analysis and Certificates of Compliance, submitted to Passage Bio will be true and accurate.

(f)        Catalent lawfully owns the BWI Facility and controls operations in the BWI Facility and will maintain the Dedicated Clean Room Suite in accordance with cGMPs and in such condition as will allow Catalent to manufacture Batches of Bulk Drug Substance of Passage Bio Products in compliance with cGMPs.

(g)        Catalent is not aware of any issues with respect to its compliance with Collaboration Agreement and, without limiting the foregoing, the Readiness Determination date is expected to be [*].

18.4.    Additional Representations, Warranties and Covenants of Passage Bio.  Passage Bio represents, warrants and covenants to Catalent as follows:

(a)        Passage Bio hereby represents and warrants to Catalent that, as of the Effective Date, that to the best of Passage Bio’s knowledge, the use of Passage Bio Technology in the performance of activities contemplated under this Agreement as of the Effective Date shall not infringe any Intellectual Property of Third Parties.  [*].

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(b)        Passage Bio covenants to Catalent that Passage Bio shall comply with all applicable Laws in its use of the Passage Bio Products as well as Bulk Drug Substance Delivered to it under this Agreement.

18.5.    No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO THE PASSAGE BIO PRODUCTS CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE U.S. OR IN ANY OTHER COUNTRY, OR (III) THE PROBABLE SUCCESS OR PROFITABILITY OF THE PASSAGE BIO PRODUCTS AFTER THE EFFECTIVE DATE ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY AND, EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

18.6.    Catalent Indemnity.  Catalent shall defend, indemnify and hold harmless Passage Bio and its Affiliates and Strategic Partners (each, a “Passage Bio Indemnitee”) from and against any and all liabilities, losses, costs and expenses (collectively, “Loss”) suffered or incurred by them in connection with any claim brought by a Third Party that arises or is alleged to arise from or in connection with:

(a)        any breach of representation, warranty or covenant made by Catalent under this Agreement;

(b)        any gross negligence or willful misconduct of Catalent, its Affiliates or any of their respective Representatives with respect to the performance of this Agreement; and

(c)        infringement of any Third-Party Intellectual Property arising from or in connection with the use of the Catalent Intellectual Property or the Catalent Arising IP pursuant to this Agreement; and

(d)        any Third-Party personal injury, illness or death, or loss or damage to Third Party property (excluding Intellectual Property matters) caused by Catalent’s negligent acts or omissions in the Manufacture of a Passage Bio Product.

Except to the extent in each case that the Loss in question resulted from the gross negligence or willful misconduct of, or material breach of this Agreement by, a Passage Bio Indemnitee or any of its or their Representatives.  Catalent’s obligation to defend, indemnify and hold harmless a Passage Bio Indemnitee hereunder is subject to the limitation of liability set forth in Section 19.2(i).

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18.7.    Passage Bio Indemnity.  Passage Bio shall defend, indemnify and hold harmless Catalent and its respective Affiliates (each, a “Catalent Indemnitee”) from and against any and all Loss suffered or incurred by them in connection with any claim brought by a Third Party that arises or is alleged to arise from or in connection with:

(a)        the manufacture, packaging, testing, labeling, handling, distribution, marketing, use of or exposure to Bulk Drug Substance, Drug Product, Passage Bio Materials or Passage Bio Materials, import, export or sale of the Bulk Drug Substance or Drug Product, in any form, including but not limited to, any Third-Party infringement claims based on claims that the Cell Lines, Bulk Drug Substance, Drug Product (or its use or manufacture) infringes such Third Party’s Intellectual Property;

(b)        any breach of representation or warranty made by Passage Bio under this Agreement;

(c)        any Third-Party personal injury, illness or death, or loss or damage to Third Party property (excluding Intellectual Property matters) arising from or in connection with the Passage Bio Products;

(d)        any gross negligence or willful misconduct of Passage Bio, its Affiliates or any of their respective Representatives with respect to the performance of this Agreement; and

(e)        infringement of any Third-Party Intellectual Property arising from or in connection with the use of the Passage Bio Technology pursuant to this Agreement, in a manner Covered by Passage Bio Patents;

except to the extent in each case that the Loss in question resulted from the gross negligence or willful misconduct of, or material breach of this Agreement by, a Catalent Indemnitee or any of its or their Representatives.

18.8.    Indemnification Procedures.  The Person or Persons claiming indemnity under this Article XVIII (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such claim.  The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the claim for which indemnity is being sought.  The Indemnifying Party shall have the right, but not the obligation, to assume and conduct the defense of the claim with counsel of its choice; provided, the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense.  The Indemnifying Party shall not settle any claim without (a) first consulting with the Indemnified Party, and (b) obtaining the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, unless the settlement involves only the payment of money.  The Indemnified Party shall not settle or compromise any such claim without (x) first consulting with the Indemnifying Party, and (y) obtaining the prior written consent of the Indemnifying Party.  If the Indemnifying Party does not assume and conduct the defense of the claim as provided above, (i) the Indemnified Party may, using counsel of its choice, defend against such claim in any manner the Indemnified Party may deem reasonably appropriate, and (ii) the Indemnifying Party shall

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remain responsible to indemnify the Indemnified Party as provided in this Article XVIII, provided, that in such instance such indemnity shall also include the reasonable and documented legal fees and reasonable out-of-pocket costs incurred by the Indemnified Party in connection with so defending itself in the absence of a defense being provided by the Indemnifying Party.

18.9.    Insurance.

(a)      Catalent shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following:  (A) Commercial General Liability Insurance with a per occurrence limit of $[*] and an annual aggregate limit of $[*], (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $[*], (C) Workers’ Compensation Insurance with statutory amounts and Employers Liability Insurance with limits of not less than $[*] per accident, and (D) Auto Liability insurance for owned, hired and non-owned vehicles in a minimum amount of $[*] combined single limit.

(b)      Passage Bio shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following:  (A) Commercial General Liability Insurance with a per occurrence limit of $[*] and an annual aggregate limit of $[*], (B) Products and Completed Operations Liability Insurance with a per occurrence limit of not less than $[*], (C) Workers’ Compensation Insurance with statutory amounts and Employers Liability Insurance with limits of not less than $[*] per accident, and (D) Auto Liability insurance for owned, hired and non-owned vehicles in a minimum amount of $[*] combined single limit.  Passage Bio shall, at its own cost and expense, obtain and maintain in full force and effect during the Term, All Risk Property Insurance, including transit coverage, in an amount equal to the full replacement value of its property while in, or in transit to, or from, a Catalent facility.

(c)      Each Party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its U.S. GAAP net worth is greater than $[*] or its annual EBITDA (earnings before interest, taxes, depreciation and amortization) is greater than $[*].  If any of the required policies of insurance are written on a claims-made basis, such policies shall be maintained throughout the Term and for a period of at least [*] ([*]) [*] thereafter. Each Party shall be named as an additional insured within the other Party’s products liability insurance policies; provided, that such additional insured status will apply solely to the extent of the insured Party’s indemnity obligations under this agreement.  Waivers of subrogation and additional insured status obligations will operate the same whether insurance is carried through Third Parties or self-insured.  Upon the other Party’s written request from time to time, each Party shall promptly furnish to the other Party a certificate of insurance or other evidence of the required insurance.  Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best or equivalent rating of at least A- VII or an S&P rating of A.

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ARTICLE XIX

TERMINATION AND SURVIVAL

19.1.    Term and Termination.

(a)        The term of this Agreement (the “Term”) shall begin on the Effective Date and continue until the earlier of (i) five (5) years from the Readiness Determination (the “Initial Manufacturing Period”), which period may be extended once, at Passage Bio’s option, for an additional five (5) year-period (such option to be exercised upon written notice to be delivered at least [*] ([*]) [*] before the end of the Initial Manufacturing Period) (the “Extended Manufacturing Period”), or (ii) termination in accordance with this Section 19.1.  The Parties may also extend the Term by mutual written agreement.

(b)        Passage Bio shall have the right to terminate this Agreement by giving written notice to Catalent in the event of any of the following:

(i)         For convenience; or

(ii)        One or more Passage Bio Product subject to this Agreement undergoes a market withdrawal or otherwise is determined by Passage Bio or a Regulatory Authority to have material safety risks or sufficient questions regarding efficacy or substantial Manufacturing concerns, in each case leading to the cessation or termination of Development, Manufacture or Commercialization of, or seeking Regulatory Approval for, the Passage Bio Products as a group; or

(iii)       If Passage Bio has, in good faith, exhausted all reasonable remedies to resolve a patent dispute and a court or other competent authority issues a final decision that Passage Bio Technology infringes a valid and enforceable Patent held by a Third Party or grants an injunction that renders Passage Bio unable to sell the Passage Bio Products.

(c)        Either Party hereto shall have the right to terminate this Agreement by giving the other Party written notice in the event of any of the following:

(i)         The bankruptcy or insolvency of the other Party; or

(ii)        If the other Party is in material breach of this Agreement, provided that if the breach is capable of cure (1) the non-breaching Party shall first provide ninety (90) days prior written notice and an opportunity to cure to the breaching Party and (2) in the event the breach is not cured within such ninety (90) day period, the breaching Party has not diligently pursued an acceptable cure and provided a reasonable plan of proposed actions and schedule for completing such cure outside the ninety (90) day period that the non-breaching Party agrees, in its sole discretion, is reasonably likely to allow for cure in a sufficient and timely enough manner; or

(iii)      The other Party is suspended or debarred by FDA or the United States government.

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(iv)       [*].

19.2.    Effect of Termination.

(a)        The Party making notification of termination shall specify in the termination notice the effective date of the termination (the “Termination Date”), which, in the event of termination pursuant to Section 19.1(c)(ii), shall be no sooner than the date that is [*] ([*]) days after notification of the breach if such breach is capable of cure.

(b)        Under any termination of this Agreement, Catalent shall be entitled to payment of (i) [*].

(c)        If this Agreement is terminated by Passage Bio pursuant to Section 19.1(b)(i) or by Catalent pursuant to Sections 19.1(c)(i), (ii), or (iii) on or following the Readiness Determination, the economic consequences will be solely as follows:

(i)         If the Collaboration Agreement is also terminated, Catalent shall be entitled to payment of an early termination fee (the “Termination Fee”) in an amount equal to [*].  Within [*] ([*]) days following the Termination Date, Passage Bio shall make a lump sum payment to Catalent in the amount of the Termination Fee; or

(ii)        Subject to its rights under Section 2.5.4 of Exhibit C, if the Collaboration Agreement is not being terminated, Passage Bio may (1) extend the Termination Date [*] and accept and pay for Delivery of the equivalent number of Batches ordered in [*], (2) extend the Termination Date [*] and accept Delivery of the Batches ordered for [*], or (3) pay an amount equal to the then applicable Supply Pricing multiplied by the number of Batches ordered for the remainder of [*].

(d)        If this Agreement is terminated by Passage Bio pursuant to Sections 19.1(b)(ii) or (iii) following the Readiness Determination, the economic consequences will be solely as follows:

(i)         If the Collaboration Agreement is also terminated, Catalent shall be entitled to a Termination Fee equal to equal to [*] ([*]) [*].  Within [*] ([*]) days following Termination Date, Passage Bio shall make a lump sum payment to Catalent in the amount of the Termination Fee; or

(ii)         If the Collaboration Agreement is not being terminated, Passage Bio may (1) extend the Termination Date to [*] and accept and pay for [*], or (2) pay an amount equal to the then applicable Supply Pricing multiplied by [*].

(e)        If this Agreement is terminated by Passage Bio pursuant to Sections 19.1(c)(i), (iii), or (iv), the economic consequences will be solely as follows:  [*].  In the event that Batches of Bulk Drug Substances are in the process of being Manufactured on the Termination Date, Catalent shall be entitled [*]. Within [*] ([*]) days following the Termination Date, Passage Bio shall make a lump sum payment to Catalent in the amounts owed pursuant to

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Section 19.2(b) and (e).  In the case of a termination governed by this Section 19.2(e), this Agreement shall continue in effect until the payment by Passage Bio of the foregoing lump sum amount.

(f)      If this Agreement is terminated by Passage Bio pursuant to Section 19.1(c)(ii), then, without limiting the remedies provided to Passage Bio under this Agreement and all the rights and remedies available to Passage Bio under applicable Law, (i) Passage Bio shall pay Catalent for Batches of Bulk Drug Substances for the Manufacturing [*], and (ii) in the event that Batches of Bulk Drug Substances are in the process of being Manufactured on the Termination Date, Catalent shall be entitled to [*].

(g)        Under any termination of this Agreement, and in addition to amounts paid pursuant to Sections 19.2(b) through (f), Catalent shall be reimbursed by Passage Bio for all non-cancellable fees and expenses incurred by Catalent and approved by Passage Bio.  Additionally, under any termination of this Agreement, the JSC shall review and approve the disposition of any Raw Materials procured and stored for the Manufacture of Bulk Drug Substance or Drug Product under this Agreement, provided that all Passage Bio Materials and all other Raw Materials that have been paid for by Passage Bio shall be delivered to Passage Bio, at Passage Bio’s expense.

(h)        Payments under Section 19.2(g) shall be made to Catalent within [*] ([*]) days following the submission to Passage Bio of an accounting of all non-cancellable fees and expenses incurred by Catalent and a corresponding invoice.

(i)         Under any termination of this Agreement, Catalent shall refund any deposits for those portions of any outstanding Scope of Work that have not been completed, return any amounts advanced for cancellable costs, and deliver to Passage Bio all inventory of Passage Bio Materials and any other Raw Materials for which Passage Bio has paid; and Passage Bio shall be relieved of all further purchase and payment obligations under this Agreement.

(j)         IN THE EVENT OF CATALENT’S [*]. EXCEPT WITH RESPECT TO DAMAGES AVAILABLE FOR CATALENT’S [*] CATALENT’S LIABILITY TO PASSAGE BIO FOR ANY AND ALL INJURIES, CLAIMS, LOSSES, EXPENSES, OR DAMAGES, WHATSOEVER, ARISING OUT OF OR IN ANY WAY RELATED TO THE ACTIVITIES OF THIS AGREEMENT, FROM ANY CAUSE OR CAUSES INCLUDING, BUT NOT LIMITED TO, BREACH OF CONTRACT, NEGLIGENCE, ERRORS, OMISSIONS OR STRICT LIABILITY, SHALL NOT EXCEED [*] DURING THE TERM (THE “ACTUAL DAMAGES CAP”).  FOR THE SAKE OF CLARITY: (I) EXPENSES INCURRED BY CATALENT PURSUANT [*] OR THIS SECTION FOR THE [*] OR FOR THE [*] SHALL COUNT TOWARDS THE ACTUAL DAMAGES CAP; AND (II) [*] SHALL NOT COUNT TOWARDS THE ACTUAL DAMAGES CAP.  IN THE EVENT THAT THE TERM IS EXTENDED PURSUANT TO [*], THE ACTUAL DAMAGES CAP SHALL BE [*].   IN NO EVENT WILL EITHER PARTY BE LIABLE TO OTHER PARTY FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES BASED UPON LOST PROFITS, RELIANCE OR

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EXPECTATION, BUSINESS INTERRUPTION, LOST BUSINESS, OR LOST SAVINGS) FOR ANY ACTS OR FAILURE TO ACT UNDER THIS AGREEMENT, INCLUDING ANY TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBLE EXISTENCE OF SUCH DAMAGES.  The limitations of liability reflect the allocation of risk between the Parties.  The limitations specified in this Section 19.2(i) will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

(k)        In the event of termination or expiration of this Agreement, in addition to any rights or obligations that by their terms are intended to survive the Term of this Agreement, the following provisions shall survive such termination: Article XI, Section 12.1, Article XIV, Article XV (except for any licenses that are granted solely for the duration of the Term), Sections 18.3 through 18.9, Section 19.2, Article XX, Article XXI, and Exhibit A.  So long as the Collaboration Agreement remains in effect following the termination or expiration of this Agreement, Passage Bio shall continue to be obligated to pay the [*].  Termination or expiration of this Agreement for any reason will not relieve the Parties of any liability accruing prior thereto and will be without prejudice to the rights and remedies of any Party with respect to any antecedent breach of the provisions of this Agreement.

(l)         Each Party acknowledges that, in the event of termination and unless otherwise agreed to by Passage Bio, Catalent shall promptly return or destroy, as directed by Passage Bio, any Passage Bio Materials as well as Passage Bio Technology, and each Party shall promptly return to the other Party or destroy (as such other Party may direct) all data and documents in any form comprising or containing any Confidential Information of the other Party, except that each Party may retain: (a) one copy of the other Party’s Confidential Information in secure legal archives for evidentiary purposes only and (b) a copy of computer records or files containing such Confidential Information that have been created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted (collectively, “Retained Copies”), provided, however, that any such Retained Copies will be kept confidential by the Receiving Party in accordance with the terms and provisions of this Agreement for as long as the Receiving Party is in possession of the Retained Copies.  In addition, Catalent shall provide a written certification to Passage Bio that (i) Catalent and its subcontractors have satisfied their confidentiality and recording obligations in all respects and (ii) all Passage Bio Technology and copies thereof on any media in possession of Catalent, any of its employees or contractors have been destroyed or returned to Passage Bio, such certification to be signed by a duly authorized officer of Catalent.

(m)       Upon termination or during the notice period regarding termination of this Agreement, Catalent shall provide reasonable assistance to Passage Bio with respect to the transfer to Passage Bio or another manufacturer of the then-current Manufacturing process for the Passage Bio Product.  [*].

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ARTICLE XX

DISPUTE RESOLUTION

20.1.    Disputes.  The Parties recognize that, from time to time, disputes may arise as to certain matters which relate to a Party’s rights and/or obligations in connection with this Agreement.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article XX to resolve any controversy or claim arising out of, relating to or in connection with this Agreement.

20.2.    Dispute Resolution.

(a)      In the event of a dispute under this Agreement, the Parties will refer the dispute to their respective designated executive officers for discussion and resolution, who shall attempt in good faith to resolve such dispute.  If such executive officers are unable to resolve such a dispute within [*] ([*]) days of the dispute being referred to them, either Party shall be free to initiate the binding arbitration proceedings outlined in Section 20.2(b).

(b)      If such executives cannot reach a resolution of the dispute within a reasonable time, then such dispute shall be resolved by binding alternative dispute resolution in accordance with the then existing commercial arbitration rules of International Institute for Conflict Prevention and Resolution, 30 East 33rd Street, 6th Floor, New York, NY 10016.  Arbitration shall be conducted in the jurisdiction of the defendant Party, in the English language. Any disputes related to Intellectual Property shall not be subject to arbitration.

20.3.    Patent and Trademark Dispute Resolution.  Any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent rights covering the Manufacture, use or sale of any product or technology or of any trademark rights relating to any product or technology shall be submitted to a court of competent jurisdiction or patent office in which such Patent or trademark rights were granted or arose.

20.4.    Injunctive Relief.  Nothing herein may prevent a Party from seeking a preliminary injunction or temporary restraining order, in any court of competent jurisdiction, so as to prevent any confidential information from being disclosed in violation of an applicable confidentiality agreement entered into by the Parties or to prevent the threat of imminent harm.

20.5.    Continued Performance.  Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 20.2, except as provided for in Section 2.4 or to the extent such commitments are the subject of such dispute, controversy or claim.

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ARTICLE XXI

MISCELLANEOUS

21.1.    Assignment; Binding Effect.  This Agreement shall not be assignable by either Party hereto without the prior written consent of the other Party, provided that each Party may assign or otherwise transfer this Agreement, without the consent of the other Party (i) to any of its Affiliates, or (ii) in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement, or (iii) in connection with a merger, acquisition or other similar transaction involving the assigning Party.

21.2.    Expenses; Attorneys’ Fees.  Except as expressly specified herein, each Party shall bear its own expenses with respect to this Agreement.  The prevailing Party in any dispute shall be entitled to recover attorneys’ fees and costs.

21.3.    Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by e-mail (with confirmation of successful transmission and with a duplicate copy directed pursuant to the methods set forth in (c) or (d) below), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Passage Bio         Passage Bio, Inc.

Attn: CEO

1200 Market Street, Suite 2815

Philadelphia, Pennsylvania 19103

Telephone: (267) 866-0317

Email: [*]

with a copy to:

Passage Bio, Inc.

Attn: General Counsel

1200 Market Street, Suite 2815

Philadelphia, Pennsylvania 19103

Telephone:

Email: [*]

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If to Catalent               Catalent Maryland, Inc.

Attn: President – Gene Therapy

801 West Baltimore Street, Suite 302

Baltimore, Maryland 21201

Telephone: 410-975-4050

Email: [*]

with a copy to:

Catalent Pharma Solutions, LLC

14 Schoolhouse Road

Somerset, NJ 08873 USA

Attn: General Counsel (Legal Department)

E-Mail: [*]

Facsimile: +1 (732) 537-6491

Mr. Andrew L.  Strong

Pillsbury Winthrop Shaw Pittman, LLP

909 Fannin, Suite 2000

Houston, Texas 7701

Email: [*]

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

21.4.    Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement; and in connection with such term, provision, covenant or restriction of this Agreement which is held invalid, void, unenforceable or against regulatory policy, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid term, provision, covenant or restriction and, absent any agreement by the Parties, such court of competent jurisdiction or other authority shall substitute therefore such term, provision, covenant or restriction as is legal, valid and enforceable but otherwise similar to the invalid term, provision, covenant or restriction.

21.5.    Entire Agreement.  This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Parties hereto.  This Agreement, inclusive of the Quality Agreement, LOI, and Collaboration Agreement, all which are incorporated by reference, contain the entire agreement of the Parties hereto with respect to the Manufacture of the Passage Bio Products, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

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21.6.    Waiver.  The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.  No waiver of any provision of this Agreement will be valid unless made in writing and signed by the Party to which such performance is due.

21.7.    Governing Law; Jurisdiction; Venue.  This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed and construed by the Laws of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.  The Parties hereto agree that a final judgment in any such action shall be conclusive and, notwithstanding anything to the contrary, may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

21.8.    Further Assurances.  In order to carry out the provisions of this Agreement, give effect to the transactions contemplated hereby, and to defend claims or enforce rights with respect to Third Parties, the Parties shall from time to time at the reasonable request and expense of the other Party, furnish the other Party such further information, assurances or access, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate.

21.9.    Headings.  The headings of the Articles, Sections, subsections, Schedules and Exhibits of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

21.10.  Counterparts.  This Agreement may be signed in any number of counterparts, each and every one of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to each of the other Parties, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF shall be treated as original signatures.

21.11.  Construction.  The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against a drafting Party shall not be employed in the interpretation of this Agreement.

21.12.  Interpretation.

(a)      When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.

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(b)      The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including the Exhibits and Schedules, and not to any particular provision of this Agreement.

(c)      The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(d)      Words of one gender include the other gender.

(e)      References to a Person are also to its successors and permitted assigns.

(f)      The term “Dollars” and “$” means United States Dollars.

(g)      The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

(h)      References herein to an agreement, law or regulation include such agreement, law or regulation as amended, restated, supplemented, or otherwise modified from time to time unless otherwise specified.

21.13.  Relationship of the Parties.  This Agreement and the Collaboration Agreement are not intended by the Parties to constitute or create a joint venture, pooling arrangement, partnership, or formal business organization of any kind, and the rights and obligations of the Parties shall be only those expressly set forth herein and therein.  No Party will have any right, power or authority, nor will they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of another Party, or otherwise act as an agent for another Party for any purpose.

* * * * * * * * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

PASSAGE BIO, INC.

By:	/s/ Bruce Goldsmith

Name:	Bruce Goldsmith, Ph.D.

Title:	CEO

CATALENT MARYLAND, INC.

By:	/s/ Pete Buzy

Name:	Pete Buzy

Title:	President – Gene Therapy

[Signature page to Development and Clinical and Commercial Supply Agreement]

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EXHIBIT A

DEFINITIONS

This Exhibit A provides agreed upon definitions applicable to the Parties for purposes of this Agreement.  All capitalized terms used in this Agreement without definition shall have the meanings ascribed thereto in this Exhibit A or the Collaboration Agreement, as applicable.

1.1       Definitions.

“Additional Raw Materials Cost” means the costs of the Raw Materials procured by Catalent associated with the re-Manufacture or Reprocessing of a Failed Batch or Defective Batch of Drug Product or Bulk Drug Substance under Section 8.6, which costs are comprised of (a) with respect to Drug Product, the cost of any additional Raw Materials necessary for the supply of any substitute Bulk Drug Substance that must be replaced therefor and the cost of any other additional Raw Materials necessary for Manufacture of the new Batch or to Reprocess the current Batch of Drug Product; and (b) with respect to Bulk Drug Substance, the cost for the supply of Raw Materials necessary to Manufacture a new Batch or Reprocess the current Batch of Bulk Drug Substance.  Additional Raw Materials Cost does not include the costs for Passage Bio Materials.

“Affiliate” means, with respect to Passage Bio or any Third Party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, CPS or any other corporation, firm, partnership or other entity that controls, is controlled by or is under common control with CPS.  For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.

“Batch” means a specific quantity of any Passage Bio Products Bulk Drug Substance or Drug Product, as applicable in the given context, that is intended to have uniform character and quality within specified limits and is produced according to a single cycle of Manufacture.

“Batch Record” means a manufacturing record for a Batch generated by Catalent concurrently with the production of a specific Batch such that successive steps in such processes are documented.

“Bill of Materials” shall mean the list of Raw Materials prepared by Catalent and approved by Passage Bio necessary for and to be consumed or used during the Manufacture of Batches of Bulk Drug Substance or Drug Product.

“Bio-Park Facility” shall mean the product development and clinical supply manufacturing facility located at 801 West Baltimore Street, Baltimore, Maryland.

“BLA” means a Biologics License Application (or successor or equivalent application) (including all supplements, amendments, and modifications thereof) for authorization for

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marketing of a biologic product, as defined in the applicable Laws and regulations and filed with applicable Regulatory Authorities.

“Bulk Drug Substance” means the active pharmaceutical ingredients of the Passage Bio Products being Manufactured by Catalent in bulk form and prior to any formulation, filling, and finishing.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York are authorized or required by Law to be closed for business.

“BWI Facility” shall mean the commercial scale biomanufacturing facility located at 7555 Harmans Road, Harmans, Maryland.

“Catalent Intellectual Property” means any Intellectual Property owned or Controlled by Catalent prior to the Effective Date, or otherwise arising outside the performance of this Agreement, without reliance on or reference to any Passage Bio Confidential Information.

“Cell Line” means the cell line licensed to or used by Passage Bio for the Manufacture of the Passage Bio Products and any derivatives, modifications or progeny thereof.

“Certificate of Analysis” means a written certificate issued by Catalent listing the items tested, the Specifications, testing methods and test results for a specific Batch.

“Certificate of Compliance” means a written certificate issued by Catalent, in a form approved by the Parties and executed by Catalent’s quality assurance department, certifying that each Batch has been Manufactured in accordance with and satisfies the Product Requirements.

“Commercialize,” “Commercializing” or “Commercialization” means all activities directed to the marketing (whether through direct, in-person, electronic or other marketing channels), promotion, selling or offering for sale of a product for an indication, including planning, market research, pre-marketing activities undertaken in preparation for launch, advertising, educating, marketing, promoting, importing, exporting, distributing and post-marketing safety surveillance and reporting.  For clarity, “Commercialize,” “Commercializing” or “Commercialization” shall not include any activities included within the Manufacturing or Development of a product.

“Control,” “Controls” or “Controlled” means, when used in reference to intellectual property, other intangible property, or materials, that a Party owns or has a license or sublicense to such intellectual property, other intangible property or materials, and has the ability to grant a license or sublicense or other right to use such intellectual property, other intangible property or materials, as applicable, as provided for herein, without (i) requiring the consent of a Third Party or (ii) violating the terms of any agreement or other arrangement with any Third Party.

“Cover,” “Covering” or “Covered” means, with respect to a country in the Territory, but for a license granted under a valid claim of a Patent, the use or sale, or offer for sale in such country

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of the subject matter at issue would infringe such valid claim, or in the case of a Patent that is a Patent application, would infringe a valid claim in such Patent application if it were to issue as a Patent.

“Dedicated Clean Room Suite” means clean room suite at the BWI Facility (the suite and associated corridors being approximately 5,000 sq. ft.) that will be dedicated to Passage Bio for Manufacturing of Passage Bio Products.

“Defect” means, with respect to a Batch, a defect that causes the Batch to fail to conform to the Specifications or otherwise cannot be used due to the failure of the Batch to meet the Product Requirements, and which is (a) discovered by Passage Bio upon review of the Batch Documentation or Actual Passage Bio Receipt of the Batch or (b) a Latent Defect.

“Develop,” “Developing” or “Development” means any and all activities relating to research, non-clinical, preclinical and clinical trials, toxicology testing, statistical analysis, publication and presentation of research and study results and reporting, process and analytical development, analytical testing, preparation and submission of applications (including any CMC-related information) for regulatory approval of a product, necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining all regulatory approvals for such product.  For clarity, “Development” shall not include any activities included within the Manufacturing of a product.

“Drug Master File” means submissions to FDA (or its equivalent) used to provide confidential, detailed information about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of human drug products formulated mixture of the Bulk Drug Substance and any excipients, finished and filled in final marketed dosage form.

“Drug Product” means the formulated mixture of the Bulk Drug Substance and any excipients, finished and filled in final marketed dosage form.

“EMA” means the European Medicines Agency or its successor.

“EU” means the countries of the European Union as it exists at any time.

“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

“FDA” means the U.S. Food and Drug Administration or its successor.

“Fiscal Year” or “FY” means the calendar year commencing on January 1 and concluding on December 31.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

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“Good Manufacturing Practices” or “cGMPs” means the then-current good manufacturing practices required by (i) the FDA, as set forth in the FD&C Act and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, including the provisions of 21 C.F.R. Parts 210 and 211, (ii) European Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use, and (iii) the principles detailed in the ICH Q7A guidelines, in each case, including all applicable rules, regulations, orders and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

“Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter in the Territory.

“Improvements” means all discoveries, Inventions, developments, modifications, innovations, updates, enhancements or improvements to Technology (whether or not protectable under Patent, trademark, copyright or similar Laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of the Parties’ obligations under this Agreement.

“IND” means both the application of an Investigational New Drug Application to the FDA and its equivalent in other countries and their Regulatory Authorities, such as a clinical trial application or a clinical trial exemption, the filing of which is necessary to commence or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

“Invention” means any subject matter invented during the Term, whether or not recorded or recognized as such during the Term, by or on behalf of a Party or one or more of the Parties jointly, as determined in accordance with the provisions of U.S. patent Law governing inventions, in the performance of activities under this Agreement.

“Intellectual Property” means all information, data, works of authorship, discoveries, concepts, Technology, methods, Know-How, designs, processes, software, algorithms and inventions, whether patentable or not, including, without limitation, those that could be the subject of patent, copyright, industrial design, trade secret or other forms of protection; including, without limitation, all (i) Patents; (ii) trademark applications, registrations, service marks, domain names and all renewals and extensions thereto; and (iii) copyright applications and registrations and all restorations, reversions, renewals and extensions thereof.

“Joint Steering Committee” or “JSC” has the same meaning ascribed to it in the Collaboration Agreement.

“Know-How” means any proprietary data, results, material(s), and nonpublic information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets,

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practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports and plans, market research, expertise (including experts’ information), test data (including pharmacological, biological, chemical, biochemical, toxicological, preclinical and clinical test data), analytical and quality control data, stability data, other study data and procedures.

“Latent Defect” means a Defect that is not discoverable upon inspection and analysis of the Batch Documentation or upon inspection using commercially reasonable efforts at the time of Actual Passage Bio Receipt, but is discovered at a later time.

“Laws” means, with respect to Passage Bio, all laws, statutes, rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Governmental Authority currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which the Passage Bio Product is produced, marketed, distributed, used or sold; and with respect to Catalent all laws, statutes, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Manufactures the Passage Bio Product, including cGMP.

“Manufacture” or “Manufacturing” means all activities, whether performed by a Party or a Third Party designee of a Party, related to the manufacturing of a product, or any ingredient thereof, including document preparation, material acquisition/release, GMP suite activation, manufacturing for clinical use, formulation, filling and finishing activities, in process and product testing, release of product, quality assurance activities related to manufacturing and release of product, handling and storage of product and ongoing stability tests, packaging and labeling, and regulatory activities related to any of the foregoing.

“Manufacturing Configuration” means the Manufacturing process configuration for each Passage Bio Product involving [*], such configuration which may change from time to time.

“Manufacture/Release Period” means the period of time required for the manufacture, release and Approval of a Batch of Passage Bio Bulk Drug Substance, commencing on the first day of Manufacturing of the Batch and concluding on the Delivery of the Batch.

“Marketing Authorization” means an approval and authorization, including any renewals thereof, of the applicable Regulatory Authority necessary for the manufacture, packaging, marketing, storage, import, export, transport, distribution, sale and use of a pharmaceutical or biologic product in any country of the Territory.

“Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell a Drug Product (but excluding Pricing Approval) in any particular country or regulatory jurisdiction, including such application filed with the EMA pursuant to the Centralized Procedure or with the applicable Regulatory Authority of a country in accordance with such country’s national approval procedure.

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“Maximum Upstream Runs” means the maximum number of upstream production runs that can be completed in the Dedicated Clean Room Suite during a Dedicated Manufacturing Period and is based on [*] that the Parties mutually agree can be safely and efficiently operated in the Dedicated Clean Room Suite.

“Minimum Annual Threshold” means the minimum annual revenue that must be paid by Passage Bio to Catalent for the Manufacture of Batches of Bulk Drug Substance of Passage Bio Products in the Dedicated Clean Room Suite.

“Passage Bio Products” means the Passage Bio live transforming AAV-delivered therapeutics for the treatment of rare monogenic central nervous system diseases and, in the future, other therapeutic products which Passage Bio or its designated Affiliates or Strategic Partners may develop, and other additional products that are the subject of a Passage Bio Supply Agreement or an Additional Manufacture and Supply Agreement.

“Passage Bio Intellectual Property” means Passage Bio Patents, Passage Bio Technology and any Intellectual Property owned or Controlled by Passage Bio on or prior to the Effective Date, or otherwise arising outside the performance of this Agreement, without reliance on or reference to any Catalent Confidential Information.

“Passage Bio Materials” means any or all of the materials, samples, compounds, including biological materials, master cell bank, working cell bank and/or research cell bank, the Cell Line, and the DNA plasmids, as made available to Catalent by or on behalf of Passage Bio or its successor in interest, as well as all information provided by or on behalf of Passage Bio concurrently therewith that specifically relates thereto.

“Passage Bio Patents” means any Patent that is owned or Controlled by Passage Bio as of the Effective Date or comes under the ownership or Control of Passage Bio during the Term and (i) is necessary for or useful to the Development, Manufacture, use or Commercialization of Passage Bio Products or (ii) relates to any Passage Bio Products.  For purposes of this definition, Passage Bio shall not be deemed to Control any Patent that is licensed by Catalent to Passage Bio pursuant to this Agreement.

“Passage Bio Technology” means (i) any present and future Technology that is owned or Controlled by Passage Bio and necessary for or useful to the Development, Manufacture or Commercialization of Passage Bio Products and (ii) any Technology that is developed or obtained by or on behalf of Passage Bio related to Passage Bio Products, or the Manufacture of any of the foregoing, (a) prior to the Effective Date, or (b) independent of this Agreement and without the use of the Confidential Information of Catalent.  Passage Bio Technology specifically includes any Passage Bio Materials.  For purposes of this definition, Passage Bio shall not be deemed to Control any Technology that is licensed by Catalent to Passage Bio pursuant to this Agreement.

“Patent Term Extension” means any term extensions, supplementary protection certificates, Regulatory Exclusivity and equivalents thereof offering Patent protection beyond the initial term with respect to any issued Patents.

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“Patents” means (i) all national, regional and international patents and patent applications, including provisional patent applications, (ii) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents and design patents and certificates of invention, (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications (i), (ii), and (iii)) and (v) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

“Pricing Approval” means the approval, agreement, determination or decision from a Governmental Authority establishing the price and/or reimbursement for a Passage Bio Product for sale in a given country of the Territory, as required by applicable Laws in such country or other regulatory jurisdiction prior to the sale of the Passage Bio Product in such country or regulatory jurisdiction.

“Process Inherent Issues” means failures for which the Primary Cause is Passage Bio’s process technology, instructions, setpoints and/or Specifications for producing Batches of Bulk Drug Substance or Passage Bio Products, where such failures are inconsistent with historical trends of successful Batches or do not enable a transferable and suitable Manufacture of Batches of Bulk Drug Substance or Passage Bio Products to meet the Specifications.

“Procurement Costs” means the actual price paid by Catalent for the procurement of materials and supplies used in the Manufacture of Passage Bio Products.  Procurement Costs do not include the Procurement Fee.

“Procurement Fee” means the fee that is paid to Catalent for its services in the procurement of materials and supplies used in the Manufacture of Passage Bio Products (other than Passage Bio Materials), such fee being a certain percentage of the Procurement Costs.  [*]

“Product Approval” means, with respect to a Drug Product, the approval of a Governmental Authority necessary for the marketing and sale in a given country or regulatory jurisdiction, which may include the approval of an MAA (but shall not include any Pricing Approvals).

“Product Requirements” shall mean, with respect to each Batch Manufactured pursuant to this Agreement, that such Batch shall: (a) conform to the applicable Specifications; (b) be

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manufactured, packaged, labeled, handled, and stored in compliance with applicable Laws and the Quality Agreement; (c) contain only Raw Materials that have been used, handled or stored in accordance with the Storage Guidelines, applicable Laws and the Quality Agreement; and (d) not be adulterated or misbranded within the meaning of the FD&C Act, or within the meaning of any applicable state or municipal law in which the definitions of adulteration or misbranding are substantially the same as those contained in the FD&C Act, as such Act and such law are constituted and effective at the time of delivery and will not be an article which may not, under provisions of Sections 404, 505 or 512 of the FD&C Act, be introduced in interstate commerce.

“Purchase Order” means a written or electronic order form submitted by Passage Bio in accordance with the terms of this Agreement to Catalent authorizing the manufacture and supply of Bulk Drug Substance and/or Drug Product.

“Quality Agreement” means a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Manufacture of the Passage Bio Products, entered into pursuant to Section 6.1 by and between Passage Bio and Catalent.  All references to Quality Agreement herein shall refer to the Quality Agreement in effect at the time of the Manufacture of the Passage Bio Products.

“Raw Materials” means all physical materials to be consumed in the Manufacture of Bulk Drug Substance or Drug Product or incorporated into Bulk Drug Substance or Drug Product or the packaging thereof, including process consumables, packaging materials, and components needed for the Manufacture of Bulk Drug Substance and/or Drug Product.

“Readiness Determination” has the meaning ascribed to it in the Collaboration Agreement.

“Regulatory Acts” means any rules, regulations, directives, decisions, ordinances, guidelines and other pronouncements of any Regulatory Authority.

“Regulatory Approvals” means, with respect to a Drug Product or a facility for the Manufacture of a Drug Product or component thereof, all filings and approvals (including, as applicable, IND filings, Product Approvals, Pricing Approvals, establishment license approvals and, in each case any supplements and amendments thereto), licenses, registrations or authorizations of any Governmental Authority necessary to obtain Marketing Authorization for or to Develop, Manufacture or Commercialize a Drug Product, as applicable, in the Territory.

“Regulatory Authority” means, any applicable Governmental Authority involved in granting Regulatory Approval in the Territory. In the United States, this includes the FDA and in the European Union, this includes the EMA.

“Regulatory Exclusivity” means, with respect to Drug Products, any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to the Drug Products other than a Patent right, including in the European Union, Regulation (EC) No 726/2004 and Directive 2001/83/EC (as amended).

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“Regulatory Materials” means, with respect to Drug Products or the facilities used to Manufacture Drug Products or a component thereof, as applicable, regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary in order to obtain Marketing Authorization for or to Develop, Manufacture or Commercialize a Drug Product or to use a facility for the Manufacture thereof, for or in a particular country or regulatory jurisdiction, including all rights under the foregoing, including rights to clinical data and Regulatory Exclusivity.  Regulatory Materials include BLAs, INDs, MAAs, presentations, responses, applications for Product Approvals and granted Product Approvals.

“Regulatory Warning Notices” means Form FDA 483 Inspectional Observations, Establishment Inspection Reports, warning letters, or their equivalents and any similar correspondences received from the FDA or any other Governmental Authority having jurisdiction over a Drug Product or any facility for the Manufacture of a Drug Product or component thereof.

“Representatives” means a Party’s (and its Affiliates’, and additionally, in the case of Passage Bio, its Strategic Partners’) directors, officers, full-time employees, part-time employees, temporary workers, subcontractors, consultants, agents, permitted sublicensees (if any) and legal, technical, and business advisors.

“Reprocess” or “Reprocessing” means introducing a Batch back into, and repeating appropriate manipulation steps that are part of, the established Manufacturing process.

“Scope of Work” means the work stages, schedules and budgets which are attached to this Agreement under Exhibit B relative to the Development Services, cGMP Manufacturing and Process Performance Qualification for the Passage Bio Products in the Dedicated Clean Room Suite used for the Manufacture of the Passage Bio Products.

“Specifications” shall mean any and all chemical, physical, microbiological and biological test methods and any specifications required for release by Catalent to Passage Bio of Passage Bio Products that have been predetermined and mutually approved by the Parties pursuant to an applicable Scope of Work.

“Storage Guidelines” means those procedures (based on information provided by Passage Bio), as approved by Passage Bio in writing, methods and conditions for packaging (including, as applicable, use of digital artwork files or labels provided by Passage Bio), preserving, monitoring and storing all Passage Bio Materials, Raw Materials, Bulk Drug Substance and/or Drug Product, as set forth in the Quality Agreement or as otherwise mutually agreed to in writing by the Parties.

“Strategic Partners” means the individuals or entities that are part of a strategic partnership, which is a relationship between two commercial enterprises formalized by one or more business contracts.  For the purposes of this Agreement, [*].

“Technology” means all inventions, methods, techniques, trade secrets, copyrights, Know-How, knowledge, data, developments, discoveries, documentation, experience, formulas

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and formulations, proprietary information, processes, test procedures, hardware, software and other intellectual property of any kind, whether or not protectable under patent, trademark, copyright or similar Law.

“Territory” means the U.S. and [*], and any other country that the Parties agree in writing to add this definition of Territory in an amendment to this Agreement, but excluding any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process Products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restriction (such as an embargo) imposed on it by any governmental authority, including those imposed by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Third Party” means any Person other than the Parties.

“U.S.” means the United States of America and its possessions and territories.

1.2       Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Defined Term	Section
Action	18.3(c)
Actual Damages Cap	19.2(i)
Actual Passage Bio Receipt	8.2(b)
Additional Batches	2.5.4, Exhibit C
Arising IP Patents	15.7
Auditing Party	11.9
Audits	17.2(b)
Batch Documentation	9.2(d)
Batch Investigation	7.1(c)
Batch Processing	7.1(a)
Binding Orders Period	2.5.2, Exhibit C
Binding Quarter or BQ	2.5.2, Exhibit C
Catalent Arising IP	15.4
Catalent Indemnitee	18.7
Catalent Project Manager	9.1(b)
Catalent Records	17.1(a)
cGMP Manufacturing Runs	4.1
Chemistry Manufacturing and Control or CMC	11.1
Continuous Improvement Program	10.1(h)
CIP	10.1
CPS	Recitals
Defective Batch	7.1(b)
Delivery	4.6(b)
Disclosing Party	14.3(a)

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Disclosure Agreement	14.1
Extended Manufacturing Period	19.1(a)
Failed Batch	7.1(b)
FQ	2.5.1, Exhibit C
Fiscal Year or FY	2.3.3, Exhibit C
GMP Agreement	14.2
Indemnified Party	18.8
Indemnifying Party	18.8
Initial Forecast	2.5.1, Exhibit C
Initial Manufacturing Period	19.1(a)
LOI	Recitals
Loss	18.6
Manufacturing Start Date	2.2, Exhibit C
Supply Pricing	1.1, Exhibit C
Maximum Annual Batches	2.4.1, Exhibit C
Paragon	14.2
Passage Bio Approval	4.6(a)
Passage Bio Arising IP	15.5
Passage Bio Indemnitee	18.6
Passage Bio Supply Agreements	Recitals
Payment Schedule	4.7(a)
PPI	2.3.2, Exhibit C
Primary Cause	7.1(c)
Process Performance Qualification or PPQ	4.1(a)
PPQ Completion Date	4.4
Receiving Party	14.3(a)
Retained Copies	19.2(k)
Rolling Forecast	2.5.3, Exhibit C
Scope of Work	4.1
Term	19.1
Terminating Event	7.1(a)
Termination Date	19.2(a)
Termination Fee	19.2(c)(i)

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EXHIBIT B

SCOPE OF WORK

EXHIBIT C

BATCH ORDERING AND FORECASTING REQUIREMENTS

C-1

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EXHIBIT C

BATCH ORDERING AND FORECASTING REQUIREMENTS

This Exhibit C establishes the Parties understanding as to (i) the minimum annual ordering obligations of Passage Bio for the Manufacture of Batches of Passage Bio Products in the Dedicated Clean Room Suite, (ii) the fees that Passage Bio will pay to Catalent during the Term following the Readiness Determination for the Dedicated Clean Room Suite, and (iii) the establishment of procedures for the initial forecasting and rolling forecasts of Passage Bio’s ordering of Batches of the Passage Bio Products in the Dedicated Clean Room Suite.  It is the intent of the Parties, that the minimum annual ordering obligations set forth in this Exhibit may be satisfied through the Manufacture of Batches under this Agreement, [*] (“Additional Manufacturing and Supply Agreements”).

ARTICLE I

SUMMARY

1.1.      Batch Pricing Based on Manufacturing Configuration.  Each Passage Bio Product being Manufactured by Catalent pursuant to this Agreement and future supply agreement/s may have differing Manufacturing Configurations.  In addition, such Manufacturing Configurations may change during the Term for the same Passage Bio Product.  Accordingly, pricing for clinical supply of Passage Bio Products will vary depending upon the Manufacturing Configuration utilized in the Manufacture of Batches of such products and shall be set forth in each supply agreement (the “Supply Pricing”).  For the purposes of this Agreement, the Supply Pricing for the Term is based upon a Manufacturing Configuration of [*] and is set forth in Schedule 1.1 of this Exhibit C.  For all other clinical supply and any new commercial supply Manufacturing, the applicable Supply Pricing for Batches of Bulk Drug Substance and Drug Product of Passage Bio Products will be agreed to by the Parties and provided in each Scope of Work.

1.2.      Minimum Annual Requirements.  As consideration for Catalent’s agreement to exclusively dedicate the Dedicated Clean Room Suite to Passage Bio, Passage Bio agrees to the minimum purchase obligations set forth in Sections 2.3 and 2.4 hereof.

ARTICLE II

CLINICAL MANUFACTURE AND COMMERCIAL SUPPLY

2.1.      General Requirements. The Dedicated Clean Room Suite is intended for the Manufacture of clinical and commercial supply of Bulk Drug Substance of Passage Bio Products.

2.2.      Manufacturing Start Date.  The Parties have agreed that [*] is the date on which Passage Bio intends for Catalent to commence, and the date on which Catalent must be ready to commence, Manufacturing Batches of Bulk Drug Substance of the Passage Bio Products and is referred to herein as the “Anticipated Manufacturing Start Date”; and the date on which Catalent actually commences Manufacture of the first Batch of Bulk Drug Substance of the Passage Bio Products is referred to herein as the “Manufacturing Start Date.”

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2.3.      Minimum Annual Threshold.

2.3.1    Commencing upon the earlier of (a) Manufacturing Start Date or (b) Readiness Determination through the Term, and subject to Passage Bio’s right to make adjustments to the Initial and Rolling Forecasts as provided for in Section 2.5 of this Exhibit, Passage Bio shall submit Binding Purchase Orders (or by other mutual agreement) for Batches of Bulk Drug Substance of any Passage Bio Product to be Manufactured by Catalent that, if Delivered by Catalent, results in annual revenue to Catalent in an amount equal to or greater than the Minimum Annual Threshold (defined below) on the low end and the Maximum Annual Batches (defined below) on the high end. Subject to Passage Bio’s right to make adjustments to the Initial and Rolling Forecasts as provided for in Section 2.5.4 of this Exhibit (and thereby to any Purchase Order relating thereto), Passage Bio shall issue each binding Purchase Order in accordance with the requirements set forth in Section 2.5.5 below.

2.3.2    Upon the Readiness Determination, the Minimum Annual Threshold is initially based upon the Supply Pricing of [*] Batches of Bulk Drug Substance of the Passage Bio Products to be Manufactured in the Dedicated Clean Room Suite (the “Minimum Annual Batches”) and shall be [*].  The Supply Pricing used for calculating the Minimum Annual Threshold is set forth in Schedule 1.1 to this Exhibit.  Starting in [*], the Minimum Annual Threshold may be increased year over year in accordance with increases in the Product Price Index (“PPI”) for Pharmaceutical Preparation Manufacturing ([*]).  Fees or expenses for the procurement of Raw Materials or other direct costs that are charged at cost plus a Procurement Fee [*].  If Catalent conducts any Manufacturing of Batches of Passage Bio Products outside of the Dedicated Clean Room Suite (other than non-cGMP Batches Manufactured as part of Development Services), [*].

2.3.3    In the event that Passage Bio fails to order, or fails to cause its Affiliates or Strategic Partners to order, sufficient quantities of Batches of Passage Bio Products to meet the Minimum Annual Threshold, Catalent shall submit an invoice to Passage Bio following the conclusion of the calendar year (January 1 through December 31) (“Fiscal Year” or “FY”) during which the minimums were not achieved for an amount equal to the difference between (i) the applicable Minimum Annual Threshold and (ii) the aggregate revenue received from Passage Bio in such FY for Manufacturing Batches of Passage Bio Products (excluding Procurement Costs and Procurement Fees), including revenue from Passage Bio for replacement Batches or Reprocessing Failed or Defective Batches pursuant to Section 8.6(b)(iv) of the Agreement.  Passage Bio shall make payment within [*] ([*]) days upon receipt of the invoice.

2.4       Purchase Orders; Forecasts; Procedures.

2.4.1    Upon receipt of a Purchase Order from Passage Bio pursuant to this Agreement and/or one or more Passage Bio Supply Agreements and/or Additional Manufacturing and Supply Agreements, Catalent shall Manufacture Batches of Bulk Drug Substance and/or Drug Product at the BWI Facility in accordance with the Product Requirements, cGMPs, the then-current Quality Agreement and any applicable Laws and otherwise in accordance with the applicable supply agreements.  The maximum number of Batches of Bulk Drug Substance that can be Manufactured in the Dedicated Clean Room Suite (the “Maximum Annual Batches”) at any time during the Term is [*].  The [*], and the corresponding Maximum Annual Batches, shall be determined by the JSC.  The JSC will make an initial determination of the [*] upon the Readiness Determination

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and the JSC will review the [*] periodically (no less than annually) and make appropriate adjustments thereto.

2.4.2    Purchase Orders shall include orders for Drug Product, however, the Manufacture of Batches of Drug Product shall be performed in accordance [*], which schedule shall generally consist of the Manufacture and Delivery of Batches of Drug Product [*] the Delivery of Batches of Bulk Drug Substance of each Passage Bio Product in a quantity [*] necessary for the Manufacture of one or more Batches of Drug Product.

2.5       Initial Forecast; Rolling Forecasts; Delivery.

2.5.1    On or before [*], Passage Bio shall provide to Catalent an initial forecast of its Batch requirements for the Delivery of Bulk Drug Substance for the [*] ([*]) fiscal quarters (each an “FQ” and consecutively commencing on [*] and [*]) immediately following the Manufacture/Release Period for the first Batch of Bulk Drug Substance to be Manufactured pursuant to this Agreement (the forecast being the “Initial Forecast”).  The Initial Forecast (and subsequent Rolling Forecasts) shall provide the number of Batches of Bulk Drug Substance for the Passage Bio Products.  Passage Bio may also include in the Initial Forecast the Batch needs of its Affiliates and Strategic Partners that are being Manufactured by Catalent pursuant to an Additional Manufacturing and Supply Agreement. However, for the avoidance of doubt and notwithstanding the Batches being Manufactured by Catalent for Passage Bio’s Affiliates or Strategic Partners, Passage Bio shall not be relieved of its obligation to meet the Minimum Annual Threshold.  Payments by Passage Bio’s Affiliates and Strategic Partners for Batches Manufactured by Catalent in the Dedicated Clean Room Suite shall count towards the Minimum Annual Threshold.

2.5.2    Subject to the rights to make adjustments set forth herein, the Initial Forecast shall be binding as to the [*] ([*]) FQs (such quarters are each a “Binding Quarter” or “BQ” and the entire period is the “Binding Orders Period”) and non-binding as to the following [*] ([*]) FQs (such quarters are each a “Non-Binding Quarter” or “NBQ”).  It is the intent of the Parties for the BQs to align with the calendar FQs and, therefore, the first BQ shall commence on first day following the Manufacture/Release Period for the first Batch of Bulk Drug Substance Manufactured and conclude at the end of the FQ in which that BQ commenced. The Maximum Annual Batches and Minimum Annual Threshold shall be pro-rated based upon the number of days remaining in the calendar year, rounded up to the nearest whole number.  The Initial Forecast and subsequent Rolling Forecasts shall be provided by Passage Bio to Catalent in a form of notice substantially similar to the example notice provided in this Exhibit as Attachment A.  Unless otherwise agreed by Catalent, the number of Batches forecasted by Passage Bio in the Binding Orders Period may not exceed [*] ([*]) the Maximum Annual Batches.  A timeline illustration of Initial Forecast and subsequent Rolling Forecasts is provided in this Exhibit as Attachment B.

2.5.3    Rolling Forecasts.  At least [*] ([*]) [*] prior to the Anticipated Manufacturing Date of the first Batch of Bulk Drug Substance to be Delivered during [*] of the Initial Forecast and each FQ thereafter, Passage Bio will refresh its [*] ([*]) FQ forecast, and the previous first Non-Binding Quarter or “NBQ[*]” becomes Binding Quarter [*] or “BQ[*]” and a new NBQ[*] is added to the forecast (such forecasting then becomes the “Rolling Forecast”).

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2.5.4    Forecast Modification; Monitoring.

(a)        Passage Bio will be afforded the flexibility to make modification requests to the Initial and Rolling Forecasts, as set forth below (each a “Forecast Modification”).  Following the delivery of the Initial or Rolling Forecasts, if a Forecast Modification is made for [*] that requests the Manufacture of one or more Batch(es) of Passage Bio Product(s) other than that which was originally forecasted, Catalent shall use commercially reasonable efforts, but shall not be obligated, to Manufacture the Batch(es) of different Passage Bio Product(s).  If a Forecast Modification is made for [*] that requests additional Batches over what was originally forecast (the “Additional Batches”), Catalent shall use commercially reasonable efforts, but shall not be obligated, to Manufacture the Additional Batches.

(b)        Subject to its requirement to meet the Minimum Annual Threshold requirement, if the Forecast Modification results in a reduction of the number of Batches forecasted for [*] and that reduction is attributable to [*] [*], agreed to by Catalent, that results in [*] in the quantity of Bulk Drug Substance being Manufactured in single Batch (e.g., [*]), Passage Bio shall [*].

(c)        If the Forecast Modification reduces the number of Batches of Bulk Drug Substance of a Passage Bio Product that were to be Delivered by Catalent during the Binding Orders Period under Section 2.5.2 and Passage Bio is unable to substitute one or more Batches as provided for in subsection (a) above, Passage Bio shall be obligated to pay Catalent according to the table below for all such Batches ordered in that Binding Orders Period that were cancelled. Cancellation of any orders of Drug Product of a Passage Bio Product shall be subject to the same cancellation fees below; provided that no such cancellation fees shall apply for any such orders of Drug Product cancelled prior to the date that is [*] ([*]) days prior to the Manufacturing Start Date for the cancelled Batch of Drug Product.

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

During the period in which Catalent is Manufacturing Bulk Drug Substance and/or Drug Product, the JSC will have periodic teleconferences or meetings to monitor and review the status of Manufacturing operations and to address any issues that may arise.

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2.5.5    Delivery Dates.  Within [*] ([*]) days following Catalent’s receipt of the Initial Forecast and each Rolling Forecast thereafter, Catalent shall prepare, with input from Passage Bio, and submit to the JSC a Batch production schedule for the next Binding Orders Period which includes the order of production of each Batch of Passage Bio Product forecasted and the anticipated delivery of the Batch Documentation for each such Batch to Passage Bio (the “Proposed Production Schedule”).  Within [*] ([*]) days following receipt of the Proposed Production Schedule from Catalent, [*] (the “Approved Production Schedule”). For each Batch of Passage Bio Product being Manufactured during a Binding Orders Period, the Approved Production Schedule for that Batch shall be based upon [*].  Within [*] ([*]) days upon [*]approval of the Approved Production Schedule, Passage Bio (and each Passage Bio Affiliate and/or Strategic Partner) shall submit to Catalent Purchase Orders specifying the number of Batches and the anticipated delivery dates (as specified in the Approved Production Schedule).  If for any reason Catalent is unable to Deliver the required Batches of Passage Bio Products specified in a Purchase Order on or before the anticipated Delivery date set forth in the Approved Production Schedule, Catalent shall notify Passage Bio promptly upon discovery of its inability to meet the Approved Production Schedule and, [*]. All Purchase Orders submitted in compliance with this Agreement and/or one or more Passage Bio Supply Agreements or Additional Manufacturing and Supply Agreements shall be binding on Catalent.  No later than [*] ([*]) days after Passage Bio’s submission of a Purchase Order, Catalent shall provide Passage Bio with written acknowledgment of receipt of the Purchase Order.  Catalent shall timely Manufacture and Deliver the amounts ordered by Passage Bio in accordance with this Section 2.5.5, and Catalent shall use commercially reasonably efforts to Manufacture and Deliver any Additional Batches; it being understood that Catalent’s failure to supply such Additional Batches shall not constitute a breach under this Agreement.  In the event of delays or suspension of the Manufacture of Batches of Passage Bio Products [*], Passage Bio shall continue to be obligated to pay to Catalent the Minimum Annual Threshold.

2.5.6    Supply Failure.  During each Binding Orders Period, if Catalent fails to supply Batches of any Passage Bio Products that meet the Specifications in such numbers that equate to [*], a “Supply Failure” shall be deemed to have occurred upon receipt of written notice from Passage Bio.  In the event Passage Bio, at its discretion, elects to delay the restart of a Failed Batch thereby pushing out the anticipated restart date, the additional time to push out the restart shall not count against [*].  Within [*] ([*]) days of receipt of written notice from Passage Bio of its determination that a Supply Failure has occurred, Catalent shall complete an investigation and report to the JSC the cause of or reason for the Supply Failure and the appropriate corrective action to prevent such failure from reoccurring.  The JSC shall review such plan, and if found reasonably acceptable, approve the plan on a timely basis such that Catalent is able to implement it prior to the next production run.   Thereafter, as to the delayed or failed Batches of Passage Bio Product that attributed to the Supply Failure, Catalent shall [*].  If (i) [*], (ii) [*], or (iii) [*] (any of (i) through (iii) being a “Repeat Supply Failure”), Passage Bio shall have the right to [*].

2.6      Clean Room Use Fee Credits.

2.6.1    Batch Credit.  Catalent will provide Passage Bio a credit against the Clean Room Use Fee (the “Batch Credit”) if Catalent’s Manufacturing of Passage Bio Products result in the Manufacture of more than [*] ([*]) Batches of Bulk Drug Substance in the Dedicated Clean Room Suite (the “Excess Batches”).  For each of the Excess Batches up to [*] ([*]) Batches of Bulk Drug

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Substance Manufactured during the calendar year, Catalent with provide a Batch Credit [*] credited against the Clean Room Use Fee for the following year.  By way of example, [*].  For the purpose of calculating the Batch Credit during the partial first year of Delivering Batches under this Agreement, the Minimum Annual Batches shall be pro-rated based upon the number of months remaining in the calendar year, rounded up to the nearest whole number; however, the Batch Credit may not exceed the pro-rated Clean Room Use Fee paid by Passage Bio for that year.

2.6.2    Catalent Use Credit.  If the Dedicated Clean Room Suite is not being fully utilized for the Manufacture of Passage Bio Products, Catalent may make a request to Passage Bio to use the suite for Manufacturing on behalf of other Catalent customers (a “Catalent Use Request”).  Each Catalent Use Request submitted to Passage Bio shall provide the specific clean room suite(s) being requested, the schedule during which the suite(s) will be used and the nature of the Manufacturing activities that will be performed in the suite(s), subject to any confidentiality requirements between Catalent and its customers.  Within [*] ([*]) days of the Catalent Use Request, Passage Bio, in its reasonable discretion, shall approve or deny such request and, if approved, Catalent shall provide a credit to Passage Bio against the Clean Room Use Fee (the “Catalent Use Credit” together with the Batch Credit, referred to herein as, the “CRUF Credits”).  [*].

2.6.3    Reconciliation. The CRUF Credits shall be determined by Catalent prior to issuing the Clean Room Use Fee Invoice (as defined in the Collaboration Agreement) for the following FQ. The maximum combined CRUF Credits in a FQ is equal to [*] ([*]%) of the Clean Room Use Fee.  However, during the final FQ in the last year of the Term, the value of any accrued CRUF credits shall be issued in the form of a credit against other amounts owed to Catalent by Passage Bio or a refund to Passage Bio within [*] ([*]) days following the expiration of the Agreement.

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EXHIBIT C, ATTACHMENT A

Form of Passage Bio Notice of Batch Forecasts

To:
From:
Date:

Passage Bio's Initial & Rolling Forecast for Batches of Bulk Drug Substance

Product Name	Product Ref #	BQ1	BQ2	NBQ1	NBQ2

[•]	[•]
[•]	[•]
[•]	[•]
[•]	[•]
Totals

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EXHIBIT C, ATTACHMENT B

Timeline Illustration of Initial and Rolling Forecasts

[*]

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EXHIBIT C, SCHEDULE 1.1

Supply Pricing

Step	Description	Pricing	Details
[*]	⚫ [*]	[*]	[*]
[*]	⚫ [*]	[*]	[*]
[*]	[*]	[*]	⚫ [*]
[*]	⚫ [*]	[*]	⚫ [*]
[*]	⚫ [*]	[*]	⚫ [*]
[*]	⚫ [*]	[*]	⚫ [*]

*Note: Minimum Annual Threshold = [*] = [*]

C-1

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EXHIBIT D

Approved Subcontractors